UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

WARWICK VALLEY TELEPHONE COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Warwick Valley Telephone Company
47 Main Street
Warwick, New York 10990

Notice of Annual Meeting of Shareholders

April 25, 2012

Please note the change in location for the annual meeting this year.

The Annual Meeting of Shareholders of Warwick Valley Telephone Company will be held on Wednesday, April 25, 2012, at 2:00 p.m., local time, at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania 19102 for the following purposes, which are more fully described in the accompanying proxy statement:

1.	to fix the number of directors at seven until the next annual meeting of shareholders;
2.	to elect seven directors;
3.	to approve, on an advisory basis, the compensation of our named executive officers;
4.	to ratify the selection of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2012; and
5.	to transact such other business as may properly be brought before the annual meeting or any adjournment thereof.

As discussed in the accompanying proxy statement, the board of directors recommends you vote:

•	FOR the proposal to fix the number of directors at seven until the next annual meeting of shareholders;
•	FOR the election of the seven director nominees;
•	FOR approval of the compensation of our named executive officers; and
•	FOR ratification of the selection of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2012.

The board of directors has fixed the close of business on March 12, 2012 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and at any adjournments thereof.

Please complete, sign, date and return the enclosed proxy card.   If you have any questions, please call our Shareholder Relations Department at (845) 986-2219.

You may also vote via the Internet or by telephone by following the instructions on the enclosed proxy card, or you may attend the annual meeting and vote in person.

Your vote is important.  If you own your shares through a broker, we encourage you to follow the instructions provided by your broker regarding how to vote. Unless you provide your broker with voting instructions, your broker will be unable to vote your shares for director nominees or for the advisory vote to approve the compensation of our named executive officers.

If you plan to attend the annual meeting, please read the following information:

Attendance at the annual meeting will be limited to shareholders. Admission will be on a first-come, first-served basis. Registration will begin at 1:00 p.m., and seating will begin at 1:30 p.m. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport.

Please note that The Union League of Philadelphia has a dress code for guests, including shareholders who will be attending the annual meeting.  The dress code requires men to wear a collared shirt and pressed slacks and for women to wear comparable business casual attire.

If your shares are held of record by a broker, bank, or other nominee and you wish to vote at the annual meeting, you must bring to the annual meeting a letter from the broker, bank, or other nominee confirming both (1) your beneficial ownership of the shares on March 12, 2012, and (2) that the broker, bank or other nominee is not voting the shares at the meeting.

Persons entitled to vote shares held by partnerships, corporations, trusts, and other entities must show evidence of that entitlement.

Directions to the location of the annual meeting are attached to the proxy statement that accompanies this notice.

Cameras, recording devices and other electronic devices will not be permitted at the annual meeting.

By Order of the Board of Directors

Patrick W. Welsh III Corporate Secretary

Warwick, New York
March 23, 2012

Proxy Statement
2012 Annual Meeting of Shareholders
Warwick Valley Telephone Company

2012 Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider; you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

Time and date:	2:00 p.m., Wednesday, April 25, 2012
Place:	The Union League of Philadelphia 140 South Broad Street Philadelphia, Pennsylvania 19102
Meeting Information:	Attendance at the annual meeting will be limited to shareholders. Admission will be on a first-come, first-served basis. Registration will begin at 1:00 p.m., and seating will begin at 1:30 p.m. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must bring to the annual meeting a letter from your broker, bank, or other nominee confirming both (1) your beneficial ownership of the shares on March 12, 2012, and (2) that the broker, bank or other nominee is not voting the shares at the meeting.
Dress code:	Men are required to wear a collared shirt and pressed slacks; women are required to wear comparable business casual attire.
Record date:	March 12, 2012
How to vote:	In general, you may vote either in person at the annual meeting or by proxy. If you vote by proxy, you may do so by telephone, the Internet or mail. See “How to Vote” below for more details regarding how you may vote if you are a registered holder or a beneficial owner of shares held in street name.

Voting Matters

Matters	Board Vote Recommendation	Page Reference (for more details)
To fix the number of directors at seven	For	6
To elect seven directors	For each nominee	6
Advisory vote to approve the compensation of our named executive officers	For	43
To ratify the selection of independent registered public accounting firm	For	44

2012 Proxy Statement

This proxy statement is furnished to shareholders in connection with the solicitation of proxies by our board of directors to be used at the annual meeting of shareholders to be held on Wednesday, April 25, 2012, at 2:00 p.m., local time, or at any adjournments thereof, for the purposes set forth in this proxy statement and the accompanying notice of annual meeting of shareholders.

Location of Annual Meeting

The annual meeting will be held at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania 19102.

Principal Executive Offices

Our principal executive offices are located at 47 Main Street, Warwick, New York 10990, and our telephone number is (845) 986-8080.

Mailing Date

This proxy statement, accompanying form of proxy, notice of annual meeting, and 2011 annual report to shareholders are first being mailed to shareholders on or about March 23, 2012.

Record Date and Outstanding Shares

Shareholders of record at the close of business on March 12, 2012, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting. As of the record date, 5,802,281 shares of our common stock, $0.01 par value, were issued and outstanding.

Solicitation of Proxies

We are making this solicitation of proxies and we will bear all related costs. Proxies may be solicited on our behalf, in person or by telephone, facsimile or e-mail, by our officers, directors and employees, none of whom will receive additional compensation for doing so.

How to Vote

We encourage you to vote promptly. If you are a registered holder (meaning your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company), then you may vote either in person at the annual meeting or by proxy. If you decide to vote by proxy, you may do so in any one of the following three ways:

•	By Telephone. You may vote your shares up until 11:59 (Eastern time) the day before the meeting date by calling 1-800-690-6903 and following the instructions provided. You will need to enter identifying information that appears on your proxy card.
•	By Internet. You may vote your shares up until 11:59 (Eastern time) the day before the meeting date by going to www.proxyvote.com and following the instructions provided. You will need to enter identifying information that appears on your proxy card.
•	By Mail. Complete, sign, and date the enclosed proxy card and return it by mail in the enclosed postage-paid envelope.

If, like most shareholders, you are a beneficial owner of shares held in street name (meaning a broker, bank, or other nominee holds shares on your behalf), you may vote by completing and signing the voting instruction form that your broker, bank, or other nominee will provide to you, or by using telephone or Internet voting arrangements described on the voting instruction form or other materials that your broker, bank, or other nominee will provide to you. Alternatively, you may vote in person at the annual meeting only if you bring to the annual meeting a letter from the broker, bank, or other nominee confirming both (1) your beneficial ownership of the shares on March 12, 2012, and (2) that the broker, bank or other nominee is not voting the shares at the meeting.

If you vote via the Internet or by telephone and you indicate that you wish to vote in accordance with the recommendations of the board of directors, your shares will be voted as noted below under “Voting.”

Participants in the Warwick Valley Telephone Company 401(k) Plan, whose accounts hold shares of our common stock and who complete and return a voting instruction card, direct the trustee of the plan to vote the shares allocated to their 401(k) plan account as indicated in the voting instruction card at the annual meeting or at any adjournment thereof. Any common shares in a 401(k) plan account for which no instruction is received will be voted by the trustee proportionally based upon the votes cast by other plan account holders whose accounts hold common shares.

Voting

Each shareholder of our common stock is entitled to one vote for each share held as of the record date. When a proxy is properly dated, executed, and returned, the shares represented by such proxy will be voted at the annual meeting in accordance with the instructions on such proxy. Unless a shareholder specifically directs otherwise, all shares represented by a proxy will be voted:

•	FOR the proposal to fix the number of directors at seven until the next annual meeting of shareholders;
•	FOR the election of the seven director nominees;
•	FOR approval of the compensation of our named executive officers; and
•	FOR ratification of the selection of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2012.

Shares represented by proxies may also be voted for such other business as may properly come before the annual meeting or at any adjournment thereof.

Revocability of Proxies

You can change your vote by revoking your proxy at any time before it is voted at the annual meeting in one of four ways:

•	vote again via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the annual meeting will be counted);
•	submit a signed proxy card with a later date;
•	notify our corporate secretary in writing before the annual meeting that you are revoking your proxy; or
•	attend the annual meeting and vote in person.

Attendance at the annual meeting will not automatically revoke your previously submitted proxy unless you vote again at the annual meeting or specifically request in writing that your prior proxy be revoked.

Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the annual meeting, you must bring to the annual meeting a letter from the broker, bank, or other nominee confirming both (1) your beneficial ownership of the shares on March 12, 2012, and (2) that the broker, bank, or other nominee is not voting the shares at the meeting.

Quorum

A quorum must be present to conduct business at the annual meeting. Our by-laws provide that a quorum will be present at the annual meeting if the holders of record of a majority of the common shares issued and outstanding and entitled to vote are present in person or represented by proxy.

Vote Required

The table below shows the vote required to approve each of the proposals described in this proxy statement, assuming the presence of a quorum:

Proposal		Vote Required
One	To fix the number of directors at seven until the next annual meeting of shareholders	Majority of the votes duly cast at the annual meeting
Two	To elect seven directors	Plurality of the votes duly cast at the annual meeting
Three	To approve, on an advisory basis, the compensation of our named executive officers	Majority of the votes duly cast at the annual meeting(1)
Four	To ratify the selection of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2012	Majority of the votes duly cast at the annual meeting(2)

(1)	The voting results on proposal three are not binding upon our board of directors. However, our board of directors values the opinion of shareholders, and will consider the outcome of this vote when making future compensation decisions.
(2)	The selection of WithumSmith+Brown, PC is being presented to our shareholders for ratification. The audit committee will consider the outcome of this vote when selecting our independent registered public accounting firm for subsequent years.

Abstentions

Shares that abstain from voting on one or more proposals to be acted on at the annual meeting are considered to be present for the purpose of determining whether a quorum exists and thus count towards satisfying the quorum requirement. However, for purposes of tabulating voting results, an abstention is not considered a vote cast.

Abstentions will have no effect on the election of directors, provided each nominee receives at least one vote. Abstentions will also have no effect on the proposals to fix the number of directors, to approve, on an advisory basis, the compensation of our named executive officers, or to ratify the selection of our independent registered public accounting firm because, as noted above, to be approved, each of these proposals must receive a majority of the votes cast at the annual meeting. Because shares that abstain from voting on each of these proposals are not deemed cast, such shares will not be counted for the purpose of determining the number of shares voting on each proposal.

Effect of Not Casting Your Vote and Broker Non-Votes

If you own your shares through a broker, we encourage you to follow the instructions provided by your broker regarding how to vote. The rules that govern how brokers vote your shares prevents your broker from voting your shares for director nominees or for the advisory vote to approve the compensation of our named executive officers, which are considered non-routine matters, unless you provide your broker with voting instructions. If you do not indicate how you want your shares voted for director nominees or for the advisory vote to approve the compensation of our named executive officers, your broker is not permitted to and will not vote your shares on your behalf. Your broker will, however, continue to have discretion to vote any non-instructed shares on the proposals to fix the number of directors at seven and to ratify the selection of our independent registered public accounting firm, both of which are considered routine matters. A broker non-vote occurs when shares held by a broker are not voted on a non-routine proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares in the absence of such instructions.

Shares subject to broker non-votes are considered to be present for the purpose of determining whether a quorum exists and thus count towards satisfying the quorum requirement, but they will not be counted for the purpose of determining the number of shares voting on the non-routine proposals unless you provide your broker with your voting instructions, and thus will not affect the outcome of these proposals.

If you are a registered holder and you do not cast your vote, no votes will be cast on your behalf on any of the matters of business at the annual meeting.

Voting Results

An automated system administered by Broadridge Investor Communication Solutions, Inc. will tabulate the votes. Voting results will be reported in a Current Report on Form 8-K that we will file with the Securities and Exchange Commission within four business days following the annual meeting.

Annual Report to Shareholders and Annual Report on Form 10-K

We have enclosed our 2011 annual report to shareholders with this proxy statement. Our annual report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission, is included in our 2011 annual report. Our 2011 annual report includes our audited consolidated financial statements, along with other information about us, which we encourage you to read.

You can obtain, free of charge, an additional copy of our Form 10-K by:

•	accessing our Internet website, http://www.wvtcg.com/investors/shareholder-information;
•	writing to us at: Warwick Valley Telephone Company, 47 Main Street, Warwick, New York 10990, Attention: Patrick W. Welsh III, Corporate Secretary; or
•	telephoning us at (845) 986-2219.

You can also obtain a copy of our annual report on Form 10-K and all other reports and information that we file with, or furnish to, the Securities and Exchange Commission from the Securities and Exchange Commission’s EDGAR database at www.sec.gov.

The information contained on our website is not a part of this proxy statement.

Householding

We deliver only one annual report and one proxy statement to multiple shareholders sharing a single address unless we receive instructions to the contrary from one or more of such shareholders. This practice, known as householding, is designed to reduce our printing and postage costs. Notwithstanding the foregoing, we will deliver promptly, upon written or oral request to us at the telephone number and address noted below, a separate copy of our annual report and proxy statement to each shareholder at a shared address to which a single copy of the documents are delivered. Shareholders who wish to receive a separate copy of our annual report and proxy statement in the future should contact us either by calling us at (845) 986-2219 or writing to us at 47 Main Street, Warwick, New York 10990, Attention: Patrick W. Welsh III, Corporate Secretary. Shareholders sharing an address receiving multiple copies of our annual reports and proxy statements can request a single copy by contacting us in the same manner. Shareholders who own shares through a bank, broker, or other nominee can request householding by contacting the nominee.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be held on April 25, 2012

As required by rules adopted by the Securities and Exchange Commission, we are making this proxy statement and our annual report to shareholders available to you on the Internet.

The proxy statement and annual report to security holders are available at www.proxyvote.com.

You may access these materials online by going to www.proxyvote.com and entering the identifying information that appears on your proxy card.

For directions on how to attend the annual meeting and vote in person, see the Notice of Annual Meeting of Shareholders that accompanies this proxy statement and the information under the heading “Revocability of Proxies” above.

Proposals One and Two

Determination of Number of Directors and Election of Directors

Fixing the Number of Directors; Board Recommendation

Our by-laws require shareholders to fix the size of the board of directors at each annual meeting of shareholders until the next annual meeting of shareholders. The current number of directors as fixed by shareholders at the 2011 annual meeting is seven.

The board of directors recommends a vote in favor of fixing the size of our board of directors at seven until the next annual meeting of shareholders and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxy FOR such proposal.

Election of Director Nominees; Board Recommendation

At this year’s annual meeting, shareholders are being asked to elect seven directors, each to hold office until the next annual meeting of shareholders and until his or her successor is elected, or until his or her earlier resignation, removal from office or death.

Based on the recommendation of the governance and nominating committee, we have nominated the following persons for election as directors, all of whom are currently serving on our board of directors:

Jeffrey D. Alario	David J. Cuthbert
Duane W. Albro	Robert J. DeValentino
Douglas B. Benedict	Douglas J. Mello
Kelly C. Bloss

We recommend the election of the seven nominees named in this proxy statement, and unless authority to vote for one or more of the nominees is specifically withheld according to the instructions on your proxy card, the persons named in the enclosed proxy will vote such proxy FOR the election of the seven director nominees named above.

We anticipate that all of the nominees listed above will be able to serve, but if at the time of the annual meeting any nominee is unable or unwilling to serve, the persons named in the enclosed proxy may vote such shares at their discretion for a substitute nominee.

Information About Director Nominees

The biographies of each of the director nominees below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that our governance and nominating committee and our board considered when determining that the person should continue to serve as one of our directors for the following year.

Name and Background	Director Since
Jeffrey D. Alario, age 50, has been the Managing Member of Alario & Associates, CPAS PLLC, an auditing, financial reporting, tax compliance, and planning firm, since 2000. Prior to that, and from 1996 through 2009, he was Chief Financial Officer of Person-to-Person Marketing LLC, a telemarketing firm. Mr. Alario also serves on the boards of several not-for-profit organizations. Mr. Alario holds a B.S. in Business Administration from Clarion University of Pennsylvania.	2006

Name and Background	Director Since
Mr. Alario has been a licensed certified public accountant in practice in New York and New Jersey since 1986 and is qualified to review and analyze audited financial statements. As such, he is specifically qualified to serve on our audit committee as its chairman and he possesses the qualifications to be designated as the committee’s financial expert. Mr. Alario also provides accounting services to small and mid-sized businesses and his skill set meets our board’s requirement for financial experience and expertise in the small to mid-sized business segment in which we operate.
Duane W. Albro, age 65, is our President and Chief Executive Officer. Prior to joining us in 2007, from 2005 to 2007, Mr. Albro served as President and Chief Executive Officer of Refinish LP, a privately-held company in the cellular phone refurbishing business. From 2003 to 2005, Mr. Albro served as an industry consultant and provided strategic consulting services to private equity investors. Prior to that, he served in senior executive positions as Operations Vice President at Cablevision Systems Corporation, a metro-NY cable operator, from 2002 to 2003; President and Chief Operating Officer of Net2000 Communications, a northeast US-based telecommunications service provider, from 2001 to 2002; Operations Vice President at Bell Atlantic-New York, a predecessor company to Verizon, from 1997 to 2000; and Group Vice President at Nynex-New York, also a predecessor company to Verizon, from 1994 to 1997. Mr. Albro has been an active advocate for the use of technology in education. He served on a White House Advisory Council on Technology in Education and provided testimony to Congress on the benefits of technology used in education. He has also served on the boards of several recognized universities and foundations, and has participated in various philanthropic endeavors and economic development initiatives. He is a member of the American Mensa Society and holds a B.S. in Business Administration from the State University of New York at Buffalo and an MBA from New York Institute of Technology. He has also completed Executive Management Programs at the Darden School at the University of Virginia and the Wharton School at the University of Pennsylvania. Mr. Albro also serves on the board of directors of Lakeland Industries, Inc., a NASDAQ-listed company, where he is a member of both the Compensation and Governance and Nominating Committees.	2008
Mr. Albro’s knowledge of Incumbent Local Exchange Carrier (ILEC), Competitive Local Exchange Carrier (CLEC) and Unified Communications business models, his extensive experience at all levels in the telecommunications and cable TV industry, including his years of experience as a telecommunications executive, and his knowledge of our business gained from his position as our President and Chief Executive Officer continue to meet the qualifications necessary for a position on our board.

Name and Background	Director Since
Douglas B. Benedict, age 47 is a Managing Director of OEM Capital, an investment banking firm specializing in technology and communications and focusing primarily on small and middle-market public and private companies. Mr. Benedict joined OEM Capital in May 2011. Previously, he was a Managing Director at MTN Capital Partners, a private equity firm focused on small and middle-market opportunities. Prior to that, from 2001 to 2008, Mr. Benedict served as Senior Vice President of Business and Strategic Development for Cendant Corporation and Lockton Companies. Prior to 2001, he spent 15 years as an investment banker in New York and London, primarily with Citigroup, Bank of America and Legg Mason, specifically focusing on telecommunications, technology and financial institution companies. Mr. Benedict also serves as Managing Principal of Regent Advisors LLC, a private strategic and business consulting firm. Mr. Benedict holds an undergraduate degree in Economics from Harvard University and an MBA from the Amos Tuck School of Business at Dartmouth College.	2007
Mr. Benedict’s investment banking advisory and industry-specific skill set provides our board with the knowledge necessary to confront emerging issues in the rapidly-changing capital markets as well as the rapidly-changing telecommunications and technology industries.
Kelly C. Bloss, age 48, is the President of Knowledge Transfer Group, Inc., a telecommunications and information management consulting firm she founded in 2000. From 1998 to 2000, she was Vice President, Long Distance Platform, Program, Vendor and Launch Management for Verizon. Prior to 1998, she served as Vice President for NYNEX/Bell Atlantic Long Distance Company. Ms. Bloss holds a B.S. in Mechanical Engineering from Union College and a Master of Science degree from Polytechnic Institute of New York University (formerly Polytechnic University).	2006
Ms. Bloss was recruited as a director because of her industry-based knowledge as well as her varied skill set as a consultant within the telecommunications industry. Ms. Bloss brings a unique understanding of the technology and emerging and converging technologies within the industry, marketing and sales-enhancement skills, as well as corporate governance experience in her capacity as a consultant to our board.
David J. Cuthbert, age 37, is our Executive Vice President and Chief Operating Officer. Mr. Cuthbert joined us in August 2011 in connection with our acquisition of substantially all of the assets of Alteva, LLC, a cloud-based Unified Communications solutions provider and enterprise hosted Voice over Internet Protocol provider. Mr. Cuthbert also serves as President of our subsidiaries, USA Datanet Inc. and Alteva Inc. Mr. Cuthbert has 14 years of broad operational management and leadership experience. He joined Alteva, LLC in 2006 as the Director of Operations and in August 2010 became President and Chief Executive Officer. Mr. Cuthbert is a graduate of the United States Naval Academy and a former Naval Special Operations Officer. In this capacity, he led underwater and land bomb disposal teams domestically and abroad. In 2003, Mr. Cuthbert was assigned leadership responsibility for the Navy's leading nuclear weapon casualty response detachment. His process innovation and mission accomplishment record earned him several high level unit and individual awards for leadership. Mr. Cuthbert is active in groups advocating cloud-based unified communications solutions and is a founding member of “The Captains” — a Naval Academy networking group focused on professional development, peer mentorship, and social responsibility. Mr. Cuthbert also serves on the Board of Trustees for the United States Naval Academy Foundation.	December 2011

Name and Background	Director Since
Mr. Cuthbert is well recognized as a leader in the Unified Communications marketplace. He also possesses unique operational skills given his considerable experience in the United States Navy. This skill set has allowed him to drive Aleva from a start-up to mid-sized company and continues to serve us well as Alteva emerges as our primary growth engine.
Robert J. DeValentino, age 69, is our Chairman of the Board, a position he has held since 2009. From 1998 to 2007 (when he retired), he was President of the Orange Regional Medical Center Foundation. Prior to that, he served as Eastern Region Communications Manager at Citizens Telecom from 1995 to 1998; District Manager, Middletown, New York for Contel NY, GTE & Citizens Telecom from 1989 to 1995; Director of Network Services for Contel, Central Region, St. Louis, Missouri from 1985 to 1989; and as a past director and initial investor in the Community Bank of Orange (Greater Hudson Bank). Mr. DeValentino has also served on the boards of several community organizations and participated in various philanthropic endeavors and economic development initiatives in the Greater Hudson Valley.	1998
Mr. DeValentino brings a valuable historic knowledge of our company and experience within the telecommunications industry to our board. Mr. DeValentino’s network within the Hudson Valley community provides us with additional insight into and contacts with local constituencies and businesses.
Douglas J. Mello, age 69, is President of DJM Advisory Services, Inc., a telecommunications advisory services firm he founded in 1999. From 1996 to 1999, he served as President of Large Business Sales, North for Bell Atlantic Corporation. Mr. Mello also held various senior executive positions with NYNEX Corporation prior to 1996. Mr. Mello holds a degree in History and Economics from Boston College (College of Arts and Sciences) and a degree in Advanced Management Development from the Fuqua School of Business at Duke University.	2006
Mr. Mello’s industry-specific sales and operations experience, as well as his broad range of telecom experience as the founder and president of his own consulting firm, provides our board with a unique perspective of the issues facing our company and the telecommunications industry.

We have a retirement policy for members of the board when they reach the age of 75. We also have a term limit policy that limits a director from serving for more than 15 years. In each case, the board of directors has reserved the right to nominate, by unanimous vote, any member who reaches the age of 75 for additional one-year terms or any member whose term exceeds 15 years for additional one-year terms.

Corporate Governance

Ethics and Values

We have a code of business conduct and ethics that applies to all employees (including our principal executive officer, principal financial officer and principal accounting officer, controller, and persons performing similar functions) and members of the board of directors. The code of ethics is based upon the philosophy that each director, each executive officer, and each other person in a responsible position will lead by example and foster a culture that emphasizes trust, integrity, honesty, judgment, respect, managerial courage, and responsibility. Each director and every employee is expected to act ethically at all times and adhere to the policies, as well as the spirit of the code.

You can find our code of business conduct and ethics on our website at http://www.wvtcg.com/investors/corporate-governance. We will provide, upon request of any shareholder and without charge, in accordance with the shareholder communication procedures described below under the subheading “Shareholder Communications,” a printed copy of our code of business conduct and ethics.

We intend to post any amendments to or waivers from our code of business conduct and ethics on our website.

The information contained on our website is not a part of this proxy statement.

Board Meetings

The board of directors held six regular meetings, thirteen special meetings and two meetings of the independent directors during 2011. Each of our directors who served on the board during 2011 attended at least 75% of the total of such board meetings and meetings of board committees on which he or she served.

Director Attendance

Members of our board of directors are expected to attend meetings of the board and of the committees on which they serve. The governance and nominating committee reviews annual attendance during the nomination process each year. In addition, all directors, absent special circumstances, are expected to attend the annual meeting of shareholders. All directors who were serving as directors at the time attended the 2011 annual meeting of shareholders.

Board Leadership Structure

Our board of directors separates the roles of chief executive officer and chairman of the board, based on the current belief that corporate governance of our company is most effective when these positions are not held by the same person. The board recognizes the differences between the two roles and believes that separating them allows each person to focus on their individual responsibilities. Under this leadership structure, our chief executive officer focuses his attention on day-to-day leadership, ongoing company performance and establishing long-term strategic direction. Our chairman of the board focuses his attention on board responsibilities and providing guidance to our chief executive officer.

Presently, our board believes it is appropriate to keep the roles of chief executive officer and chairman of the board separate. However, the board may change the leadership structure if it believes that a change would better serve our company and its shareholders.

The Board’s Role in Risk Oversight

Our board of directors is actively involved in the oversight of risks that could affect our company. The oversight of risks is conducted primarily through our board committees, as described below in the description of each committee. Our audit committee focuses on financial risks, including those that could arise from our accounting and financial reporting processes and internal control system and our consolidated financial statement audits. Our governance and nominating committee focuses on the management of risks associated with board membership and structure, and corporate governance. Our compensation committee focuses on the management of risks arising from our compensation policies and practices. While our board committees are focused on specific areas of risk, the full board retains responsibility for general oversight of risk. This responsibility is satisfied through reports from each committee chairman regarding the risk considerations within each committee’s area of expertise, as well as through reports from members of our management team responsible for oversight of material risk to our company, including our Chief Financial Officer, Manager, Internal Audit and Compliance Manager.

The board or, in case of reports from members of our management team regarding risks within the scope of a particular committee, the appropriate committee, reviews the reports to enable it to understand risk identification, risk management and risk mitigation strategies. If a particular risk is within the scope of a particular committee, the chairman of such committee reports to the full board as part of the committee’s report at the next board meeting. This enables the board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Director Independence

The board of directors has determined each of our directors, other than Mr. Albro and Mr. Cuthbert, is independent pursuant to the independence standards of the Nasdaq Stock Market.

Board Committees

The board of directors has established, among other committees, an audit committee, a governance and nominating committee, and a compensation committee. In addition, the board may establish ad hoc committees to address specific issues facing our company.

The current charters of the audit committee, the governance and nominating committee, and the compensation committee are available on our website at http://www.wvtcg.com/investors/ corporate-governance. We will provide, upon the request of any shareholder and without charge, in accordance with the shareholder communication procedures described below under the subheading “Shareholder Communications,” a printed copy of any or all of these charters.

The information contained on our website is not a part of this proxy statement.

Audit Committee

We have a separately-designated audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The current members of the audit committee are:

Jeffrey D. Alario, Chairman
Douglas B. Benedict
Robert J. DeValentino
Douglas J. Mello

The board of directors has determined that each of Mr. Alario, Mr. Benedict, Mr. DeValentino and Mr. Mello is independent pursuant to the independence standards of the Nasdaq Stock Market and applicable Securities and Exchange Commission rules.

The board of directors has determined that each audit committee member has sufficient knowledge in financial matters to serve on the audit committee. The board of directors has designated Mr. Alario as an “audit committee financial expert” in accordance with applicable Securities and Exchange Commission rules. The board has determined that Mr. Alario, a certified public accountant, qualifies by virtue of his more than 20-year career in public and private accounting.

The audit committee serves as an independent and objective party to monitor our accounting and financial reporting processes and the audits of our financial statements. Our audit committee charter, which has been adopted by the board of directors, more specifically sets forth the duties and responsibilities of the audit committee. The charter, which the committee reviews annually, defines the duties and responsibilities of the committee to include, among other duties and responsibilities:

•	having the sole authority to appoint and oversee our independent registered public accounting firm;
•	approving the plan and scope of the audit and the fee before the audit begins;
•	following the audit, reviewing the results and the independent registered public accounting firm’s comments on our system of internal controls with our independent registered public accounting firm;
•	recommending the inclusion of our audited financial statements in our annual report on Form 10-K; and
•	reviewing all related party transactions.

The audit committee is also responsible for preparing the committee’s report that Securities and Exchange Commission rules require be included in our annual proxy statement, and performing such other tasks that are consistent with its charter.

The audit committee held ten meetings during 2011. The audit committee’s report relating to the year ended December 31, 2011 appears under the heading “Report of the Audit Committee to Shareholders.”

Governance and Nominating Committee

The current members of the governance and nominating committee are:

Kelly C. Bloss, Chairperson
Robert J. DeValentino
Douglas J. Mello

The governance and nominating committee acts pursuant to a written charter adopted by the board of directors and reviewed annually by the committee.

The charter directs the committee to seek and nominate qualified and diverse candidates for election or appointment to the board, as well as naming the chairpersons of standing committees of the board for the following year. The committee seeks board members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The committee also oversees matters of corporate governance including reviews of the performance and processes of the board, the charters of the standing committees of the board, our principles of corporate governance, our code of business conduct and ethics, and succession plans for management and the board. The committee is also responsible for performing additional tasks consistent with its charter.

The board believes that, as a whole, its board members must have an appropriately diverse range of skills and expertise in order to provide sound and prudent guidance. The committee seeks candidates possessing a strong record of achievement in key areas (i.e., experience in our company’s industry segment, financial, marketing and sales, or technological expertise, community involvement and/or historical knowledge of our company) that the committee believes will bring value to the board. The committee also considers the composition and size of the existing board. As part of its annual performance evaluation, the board assesses the skill areas currently represented on the board and discusses particular skills, if any, that the board believes would improve its overall quality and ability to carry out its responsibilities.

The committee also considers written recommendations for nominees from shareholders and applies the same standards in evaluating shareholder recommendations that it applies in evaluating recommendations from other sources. Shareholders may contact our Corporate Secretary in writing when proposing a nominee. Pursuant to our by-laws and the governance and nominating committee charter, such recommendations by shareholders for the 2013 annual meeting of shareholders must meet the requirements outlined in the governance and nominating committee charter and must be received at our principal executive offices no later than the close of business on November 25, 2012.

The governance and nominating committee held five meetings during 2011.

Compensation Committee

The current members of the compensation committee are:

Douglas B. Benedict, Chairman
Kelly C. Bloss
Douglas J. Mello

The compensation committee is responsible for overseeing compensation programs for our executive officers and directors that are consistent with the intent and purpose of our fundamental compensation philosophy and objectives. In addition, the compensation committee is responsible for reviewing and discussing with management the Compensation Discussion and Analysis that Securities and Exchange Commission rules require be included in our annual proxy statement, preparing the committee’s report that Securities and Exchange Commission rules require be included in our annual proxy statement, and performing such other tasks that are consistent with the compensation committee charter.

The compensation committee may seek the advice of third party consultants and advisors, but it does not delegate its responsibilities to such persons.

The compensation committee acts pursuant to a written charter adopted by the board of directors and reviewed annually by the committee.

The compensation committee held thirteen meetings during 2011. The compensation committee’s report relating to the year ended December 31, 2011 appears under the subheading “Report of the Compensation Committee to Shareholders.”

For more information on executive and director compensation, and the role of the compensation committee, see “Compensation Discussion and Analysis” under the heading “Compensation of Named Executive Officers.”

Shareholder Communications

Shareholders wishing to contact our board of directors may write to our president and chief executive officer, corporate secretary, or chairman of the board at 47 Main Street, Warwick, New York 10990 or by e-mail to d.albro@wvtcg.com, p.welsh@wvtcg.com, or r.devalentino@wvtcg.com, respectively. The Chairman of the Board will review all correspondence received and report all such contacts to the board of directors at the first regular meeting following the contact, unless more urgent action seems advisable.

Shareholders may contact us in the same manner to request copies, without charge, of any of our governance documents.

Compensation of Named Executive Officers

Compensation Discussion and Analysis

The following discussion analyzes our compensation policies and decisions for Duane W. Albro, our president and chief executive officer, Ralph Martucci, Jr., our executive vice president, chief financial officer and treasurer, Kenneth H. Volz, our former executive vice president, chief financial officer and treasurer, David J. Cuthbert, our executive vice president and chief operating officer, and John S. Mercer, our executive vice president and chief technology officer, whom we collectively refer to as our named executive officers. The focus of the discussion is on the year ended December 31, 2011. However, when relevant, we also discuss actions regarding compensation for our named executive officers that were taken after the conclusion of 2011.

Messrs. Albro, Martucci, Cuthbert and Mercer are our only named executive officers. Although some of our other employees received total compensation in excess of $100,000 during 2011, none of these other employees are executive officers as such term is defined under Rule 3b-7 of the Securities Exchange Act of 1934 since they are not vice presidents in charge of a principal business unit, division or function and they do not perform policy-making functions for us.

Executive Summary

We seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Our named executive officers’ total compensation is comprised of a mix of base salary, annual cash incentive compensation, long-term equity incentive compensation, health, disability and life insurance, 401(k) matching contributions, and perquisites.

Significant Achievements

During 2011, we continued to execute our strategy to stabilize our Incumbent Local Exchange Carrier (ILEC) telephone business while growing our ILEC broadband Internet, VoIP and Competitive Local Exchange Carrier (CLEC) businesses. In furtherance of this strategy, we achieved two particularly significant goals when we renegotiated our partnership agreement with Verizon Wireless and we acquired substantially all of the assets of Alteva, LLC. The renegotiation of our partnership agreement provides for a certainty of cash flow for the next three years. The acquisition of Alteva, LLC provides a platform to grow beyond the traditional product offerings of traditional ILECs and CLECs.

Partnership Agreement with Verizon Wireless.  On May 26, 2011, we entered into an agreement with Verizon Wireless of the East LP, the general partner and a limited partner, and Cellco Partnership, the other limited partner, in the Orange County — Poughkeepsie Limited Partnership, which we refer to as the O-P, to make certain changes to the partnership agreement which, among other things, specifies that the partnership will provide 4G cellular services. The amended partnership agreement provides for guaranteed annual cash distributions to us through 2013. For 2011, annual cash distributions from the partnership were $13,600,000 and for 2012 and 2013 the annual cash distribution will be $13,000,000. We also negotiated a put right to require one of the O-P’s limited partners to purchase all of our ownership interest in the O-P during April 2013 or April 2014 for an amount equal to the greater of (a) the product of our partnership percentage interest times five times the O-P’s EBITDA for the calendar year preceding the exercise of the put right, or (b) $50,000,000.

Acquisition of Alteva, LLC.  On August 5, 2011, we purchased substantially all of the assets and assumed certain of the liabilities of Alteva, LLC, a cloud-based Unified Communications solutions provider and enterprise hosted Voice over Internet Protocol provider, in exchange for cash and stock with a potential combined value of approximately $17.8 million.

These events serve as significant milestones that we believe have and will continue to inure to the benefit of our shareholders. Our management team devoted a significant amount of time and resources to achieve these milestones. We currently believe that the acquisition of Alteva could serve to transform our company beyond traditional telephony service offerings in the ILEC and CLEC space. We believe the renegotiation of our Verizon partnership agreement provides us with a significant and reliable source of cash to fund this transformation.

These milestones reflect a solid, early execution of our long-term strategy. We believe a portion of the base salaries of our named executive officers and our new employment agreement with Mr. Albro acknowledge these early execution successes. We are also mindful that growth in revenue and profitability are the ultimate signs of the successful execution of our long-term strategy. We believe 2012 will be a significant transformational year for our management team to further execute this strategy and, with this in mind, we tied our 2012 performance targets under our incentive compensation plans almost exclusively to the quantitative metrics that we believe reflect the achievement of our long-term strategy upon our financial performance.

2011 Financial Performance

In this section, we will summarize the financial performance measures that the compensation committee established for the determination of the annual cash incentive compensation and long-term equity incentive compensation of our named executive officers. For 2011, the compensation committee weighted financial performance as 90% of such awards, with the remaining 10% to be delivered at the board’s discretion. The target financial performance measures consisted of: revenue of $26,275,000; adjusted EBITDA of negative $1,282,000; adjusted free cash flow of negative $1,422,000; and adjusted net income of $4,915,000. For the year ended December 31, 2011, our performance against these financial performance measures was as follows:

•	Revenues were approximately $26,198,000;
•	Adjusted EBITDA was approximately negative $1,983,000;
•	Adjusted free cash flow was approximately negative $1,494,000; and
•	Adjusted net income was approximately $4,044,000.

The revenue measure of $26,198,000 used by the compensation committee varied slightly from our actual 2011 revenue of $25,396,000 due to certain adjustments made to revenue after the compensation committee approved the amount of the annual cash incentive compensation and long-term equity incentive compensation awarded to our named executive officers. Due to the immaterial nature of the difference, the compensation committee elected not to adjust the amount of the annual incentive compensation and long-term equity incentive compensation awards.

Compensation Actions

Based on our performance against the financial performance measures summarized above, the compensation committee approved the determination that our named executive officers achieved approximately 74% of the target performance level. In response to our 2011 performance, on February 24, 2012, the compensation committee recommended, and the board approved, the following awards for our named executive officers:

•	Annual cash incentive compensation awards:

Name	Annual Cash Incentive Compensation
Duane W. Albro	$132,029
Ralph Martucci, Jr.	81,499
David J. Cuthbert	46,903
John S. Mercer	44,010
•	Long-term equity incentive compensation awards:

Name	Shares of Restricted Stock	Stock Options
Duane W. Albro	6,668	33,711
Ralph Martucci, Jr.	2,788	11,114
David J. Cuthbert	3,705	18,523
John S. Mercer	1,852	7,409

Additional details regarding our 2011 performance and annual cash and long-term equity incentive compensation awards are discussed later in this Compensation Discussion and Analysis.

2011 Say-on-Pay Vote

At the 2011 annual meeting of shareholders, we held a non-binding shareholder vote on the compensation of our named executive officers, which we refer to as say-on-pay, along with a non-binding vote to determine how often this vote should be held. Because last year was the first year we held a say-on-pay vote, and to give our shareholders the ability to express their opinion on our executive compensation programs as frequently as possible, our board of directors recommended that the say-on-pay vote take place on an annual basis.

At that meeting, an overwhelming majority of our shareholders expressed a preference that the say-on-pay vote take place on an annual basis, as recommended by our board of directors. This preference was subsequently adopted by our board of directors and therefore we are providing our shareholders with a say-on-pay vote again this year. Shareholders will be entitled to vote again on the frequency of the say-on-pay vote no later than at our 2017 annual meeting of shareholders.

Also, our shareholders overwhelmingly approved the compensation of our named executive officers with 86% of the votes cast voting in favor of our executive compensation program. The compensation committee believes that this affirms our shareholders’ support of our approach to executive compensation. Based on the substantial shareholder support of our executive compensation programs, the compensation committee elected not to change its approach in 2011. The compensation committee remains open to any concerns expressed by our shareholders and will continue to consider the outcome of future say-on-pay votes when making compensation decisions for our named executive officers.

Philosophy and Objectives

We believe that the compensation of our named executive officers should reflect their success as a management team, rather than as individuals, in attaining key operating objectives. We design our compensation programs to retain and reward our named executive officers for improving our short-term and long-term performance. We believe that the performance of our named executive officers in managing our company, considered in light of general economic and financial conditions and specific competitive conditions affecting us and our industry, should be the basis for determining their overall compensation.

Policies and Practices

Historical Compensation Practices

During most of our long operating history, we enjoyed relatively limited competition in our local markets and operating and financial stability, which was directly affected by governmental rate of return regulation. In such an environment, we did not extensively rely upon performance-based incentive compensation to attract and retain our executive employees. Rather, as a career prospect, we offered a stable work environment with higher (relative to other employers) benefit and retirement programs to offset our relatively lower base salaries.

In the past several years, however, our operating environment has fundamentally changed and we no longer enjoy either an operating environment relatively free of competition or relatively favorable regulatory treatment. To operate successfully in this new environment, we need to identify, attract, motivate and retain key employees with technical expertise, skills and experience that are sought after by other employers. We recognized that in order to become a sustainable, competitive service provider, both our compensation philosophy and programs needed fundamental revision and adjustment.

Current Compensation Practices

In order to compete in our new operating environment, we completely revised and adjusted our compensation philosophy to place a greater emphasis on incentive compensation. Our current compensation for our named executive officers consists of a base salary, annual cash incentive compensation, long-term equity incentive compensation, typically delivered in the form of stock options and shares of restricted stock, and perquisites. In determining the compensation for our named executive officers, the compensation committee considers a number of critical factors, including: (1) our operating and financial performance compared to approved budgeted targets; (2) a market comparison of what similarly situated executive officers earn; (3) internal pay equity; (4) general economic and financial conditions and specific competitive conditions affecting us and our industry; and (5) recommendations made by our chief executive officer and board of directors.

Operating and Financial Performance

Prior to the beginning of our fiscal year, our budget and pension committee, with the involvement and support of our named executive officers, completes and approves a budget which reflects the budget and pension committee’s expectations of our operating and financial performance for the fiscal year. This budget is used to determine the financial performance measures that are used to determine the amount of annual cash incentive compensation and long-term equity incentive compensation for each of our named executive officers. The budget and pension committee and the compensation committee work together to ensure budgets and the corresponding performance measures under our executive compensation programs are aligned to provide appropriate incentives for our named executive officers to meet and exceed operating and financial targets. During 2011, the roles and responsibilities of the budget and pension committee were assigned to the audit committee and our board of directors dissolved the budget and pension committee. In the future, the audit committee will be responsible for approving our annual budget.

Market Compensation Comparison

The compensation committee receives, reviews and assesses data that allows it to compare the compensation of our named executive officers with that of executive officers in an appropriate market comparison group. In 2011, the compensation committee engaged Meridian Compensation Partners, LLC, which we refer to as Meridian, a compensation consultant, to prepare a detailed market compensation comparison for our president and chief executive officer. Besides the market compensation comparison for our president and chief executive officer and a director compensation analysis, Meridian provided no other services to us during 2011.

The market comparison prepared by Meridian established a peer group consisting of industry competitors and companies in related industries with similar talent needs such as rural local exchange companies and unified communications providers to reflect our current business growth strategy and acquisition of USA Datanet and Alteva. The peer group prepared by Meridian also consists of companies offering diversified telecommunications services, internet software and services, or communications equipment companies and companies considered peers by the analyst community, including companies used in our recent fairness opinion issued in connection with the Alteva transaction. The companies selected for our peer group serve similar industries as us, including our new lines of business that are part of our new business model, and have similar revenues and market capitalizations as us. The following table lists the companies selected for our peer group and the relevant business characteristics that were used to determine our peer group.

Company	Sales ($)(Millions)(1)	Market Value ($)(Millions)(2)	EBITDA ($)(Millions)(1)	Free Cash Flow ($)(Millions)(1)	Number of Employees
Hickory Tech Corp	$162	$128	$43	$(4)	463
Otelco Inc	104	217	50	7	315
Global Telecom & Technology	81	22	6	(2)	81
Easylink Services Intl Corp	81	151	20	19	282
Fibertower Corp	75	59	(9)	(31)	160
8X8 Inc.	70	271	8	7	254
Numerex Corp	58	93	4	8	125
Ambient Corp	20	125	(3)	(2)	59
Towerstream Corp	20	198	0	(5)	131
25th Percentile	58	93	0	(4)	125
Median	75	128	6	(2)	160
75th Percentile	81	198	20	7	282
Warwick Valley Telephone Co	24	75	(1)	6	112

(1)	As of 2010 fiscal year end.
(2)	As of August 31, 2011.

Mr. Albro’s compensation compared to that of the peer group is as follows:

	Salary ($)	Target Bonus (%)	Long-Term Incentive ($)
25th Percentile	$300,000	60%	$96,272
50th Percentile	330,000	75%	230,881
75th Percentile	360,457	75%	299,993
Mr. Albro	270,000	60%	251,722

Based on this analysis, Meridian made the following recommendations with respect to Mr. Albro’s compensation:

•	Base Salary: increase base salary from $270,000 to $310,000 per year, which would position his base salary between the 25th and 50th percentiles.
•	Target Bonus: increase his target bonus from 60% to 70%, which would position his target bonus at the 50th percentile.
•	Long-Term Incentive: no change to his long-term incentive compensation.

The compensation committee utilized this market compensation comparison as a basis for entering into a new employment agreement with Mr. Albro. As discussed below under the subheading “Current Employment Agreements with our Named Executive Officers,” we entered into a new employment agreement with Mr. Albro in December 2011 primarily based upon the compensation analysis recommendations. As part of the changes to Mr. Albro’s employment agreement, the compensation committee decided to increase his base salary to the top 25% of our peer group. The compensation committee made this decision based on Mr. Albro’s role in transforming our company from an ILEC to a diversified telecommunications company and his exceptional efforts to renegotiate our partnership agreement with Verizon Wireless and acquire substantially all of the assets of Alteva, LLC.

Internal Pay Equity

The compensation committee considers internal pay equity amongst members of management in its decision-making regarding the compensation of our named executive officers. Due to the size of our company and management structure, members of the compensation committee are familiar with the compensation of each member of management and are able to discuss internal pay equity without relying on a formal report of internal pay equity. The compensation committee considers internal pay equity in determining whether it is appropriate for the compensation committee to use its discretion to adjust the amount of any of our named executive officers’ compensation. No changes were made to named executive officer compensation during 2011 based on internal pay equity.

Outside Factors Affecting Our Performance

The compensation committee also evaluates and discusses general economic and financial conditions and specific competitive conditions affecting us and our industry. The compensation committee recognizes that the impact of general economic conditions and competitive conditions within our industry are outside the control of our named executive officers. The compensation committee considers these factors in determining whether it is appropriate to use its discretion to adjust the amount of our named executive officers’ compensation.

Chief Executive Officer’s Recommendations

The compensation committee is responsible for setting compensation levels for our chief executive officer, and for reviewing and approving the compensation levels for our other named executive officers. Under the oversight of the compensation committee, our chief executive officer determines the amount of each component of compensation for each of our other named executive officers, and, based on the performance measures and targets approved by the compensation committee for his own compensation, our chief executive officer also determines the performance measures and targets for the annual cash incentive compensation and long-term equity incentive compensation for each of our other named executive officers.

Compensation Decisions

The compensation committee undertakes a full review and discussion of our operating and financial performance compared to approved budgeted targets, internal pay equity analysis, the market comparison data provided by our compensation consultant, general economic and financial conditions and the specific competitive conditions affecting us and our industry and recommendations and decisions of our chief executive officer and then, using its business judgment, the compensation committee recommends the annual base salary, annual cash incentive compensation and long-term equity incentive compensation for our named executive officers for the final approval of the board of directors.

Under our employment agreements with our named executive officers, the board of directors retains ultimate discretion to determine the amount, if any, of the annual cash incentive compensation and long-term equity incentive compensation paid to them, regardless of whether operating or financial targets are met. The board of directors did not elect to alter the annual cash incentive compensation or long-term equity incentive compensation received by our named executive officers in 2011, other than the annual cash incentive compensation target bonus of our chief executive officer based on the compensation analysis prepared by Meridian and its recommendations based on such analysis.

The compensation committee attempts to balance the achievement of short-term financial and operating performance objectives, which determine the amount of the annual cash incentive compensation, with the achievement of long-term performance goals. The compensation committee utilizes long-term equity incentive compensation to motivate our named executive officers to achieve long-term performance goals and to better align the long-term interests of our named executive officers with those of our shareholders.

The compensation committee considered the recommendations made in the market comparison report prepared by Meridian regarding the mix of cash and equity compensation in its determination of the annual cash incentive compensation and long-term equity incentive compensation target for each of our named executive officers.

Once our compensation committee determines the total amount of equity compensation for our named executive officers, our chief executive officer recommends to the compensation committee the allocation between stock options and restricted stock awards in the long-term equity incentive compensation award target based upon the range recommended in the market comparison report prepared by our compensation consultant. The amount paid in one compensation element, such as annual cash incentive compensation, does not affect the amount paid in another compensation element, such as long-term equity incentive compensation, because, as described more fully below under the subheading “Components of Executive Compensation,” each element of compensation is independently determined based on targeted operating and financial performance metrics.

Components of Executive Compensation

Our compensation package with our named executive officers includes a base salary, annual cash incentive compensation, long-term equity incentive compensation and perquisites. Each component is discussed below.

Base Salary

We pay each of our named executive officers a base salary pursuant to the terms of his employment agreement. The compensation committee approves the base salary for each of our named executive officers based on several factors, including the market data provided by our compensation consultant in 2011 for our president and chief executive officer, and our desire to retain and motivate our named executive officers, whom we view as critical to achieving our short-term and long-term goals. The compensation committee discussed our operating and financial performance, the market comparison data prepared by our compensation consultant, internal pay equity analysis and the compensation committee’s desire to motivate and retain our named executive officers and then, using its business judgment, the compensation committee approved the 2011 base salaries for our named executive officers.

During 2011, we elected to increase the base salary of our executive vice president and chief financial officer from $180,000 to $200,000 to reflect his outstanding contributions in completing the acquisition of Alteva. Also during 2011, we decided to increase the base salary of our executive vice president and chief operating officer from $235,000 to $285,000 to reflect his efforts in integrating the operations of Alteva.

The base salaries of our named executive officers on December 31, 2011 were as follows:

Base Salary (as of 12/31/2011)
Duane W. Albro	$270,000
Ralph Martucci, Jr.	200,000
David J. Cuthbert	285,000
John S. Mercer	180,000

As discussed below under the subheading “Current Employment Agreements with our Named Executive Officers,” the compensation committee increased our president and chief executive officer’s base salary to $375,000 effective April 2012. Effective February 2012, we increased our executive vice president and chief operating officer’s base salary to $315,000.

Annual Cash Incentive Compensation

We pay annual cash incentive compensation to each of our named executive officers pursuant to the terms of his employment agreement. Annual cash incentive compensation is typically paid to the named executive officers in March of the year following the performance year. We have designed our annual cash incentive compensation program to provide incentives for our named executive officers to achieve short-term performance goals, measured by the attainment of certain operating and financial performance measures.

Our named executive officers’ target annual cash incentive compensation for 2011 was as follows:

2011 Target Bonus (% Base Salary)
Duane W. Albro	60%
Kenneth H. Volz	50%
Ralph Martucci, Jr.	50%
David J. Cuthbert	50%
John S. Mercer	30%

For 2011, the compensation committee recommended, and the full board voted unanimously, to increase the weighting for revenue and decreased the weightings for adjusted EBITDA, adjusted free cash flow and adjusted net income. The financial performance measures used and their respective weights for 2011 were:

Measure	Weight
Revenue	50%
Adjusted EBITDA	15%
Adjusted free cash flow	15%
Adjusted net income	10%

For purposes of annual bonus and incentive compensation calculations, adjusted EBITDA is defined by us as operating income before depreciation and amortization, and bonus awards. Adjusted free cash flow is defined by us as net cash provided by operating activities before interest expense (income), cash incentive compensation awards, but including capital expenditures. Adjusted net income excludes bonus awards. EBITDA, free cash flow and net income were adjusted in 2011 to exclude the (i) severance costs associated with the departure of our former executive vice president, chief financial officer and treasurer, (ii) additional expenses incurred in connection with the amendment to the O-P partnership agreement, (iii) changes in income from equity method investments associated with the conversion of the O-P from a wholesale to a retail business, and (iv) costs associated with the acquisition of substantially all of the assets of Alteva, LLC, including changes to interest income and expense associated with the financing of the Alteva acquisition. The compensation committee elected to exclude these items from our performance measures because they represented changes to our financial performance that were outside of the control of management and represented nonrecurring costs associated with the transformation of our business.

The final 10% of the 2011 annual cash incentive compensation remained a subjective element to be determined at the discretion of the compensation committee, subject to approval by the board of directors.

For the year ended December 31, 2011, the performance targets, thresholds, performance results and payout factor were as follows:

Measure	Threshold (% of Target)	Target ($)(thousands)	Actual Performance ($)(thousands)(1)	Payout Factor
Revenue	90%	$26,275	$26,198	0.4985
Adjusted EBITDA	75%	(1,282)	(1,983)	0.0000
Adjusted free cash flow	75%	(1,422)	(1,494)	0.1424
Adjusted net income	90%	4,915	4,044	0.0000

(1)	The revenue measure of $26,198,000 used by the compensation committee varied slightly from our actual 2011 revenue of $25,396,000 due to certain adjustments made to revenue after the compensation committee approved the amount of the annual cash incentive compensation and long-term equity incentive compensation to award to our named executive officers. This adjustment to revenue impacted the other performance measures as well.

The amount of annual cash incentive compensation earned by our named executive officers was determined by multiplying each named executive officer’s target compensation level (60% of base salary for our president and chief executive officer, 30% for our executive vice president and chief technology officer and 50% for our other named executive officers) by the sum of the payout factors for each performance metric, including the discretionary component. The payout factor for each of the four financial performance measures was determined by multiplying 15% for the adjusted EDITDA metric and adjusted free cash flow metric, 50% for the revenue metric and 10% for the adjusted net income metric by the quotient of the actual financial performance measure divided by the targeted financial performance measure. Annual cash incentive compensation would only be awarded for a performance measure if the payout factor for the performance metric was higher than certain predetermined thresholds. These thresholds were determined by the compensation committee’s recommendations and the full board’s approval, based on recommendations made by our named executive officers. There is no cap on annual cash incentive compensation; therefore, our named executive officers could receive annual cash incentive compensation in excess of their target in the event that the financial performance targets were exceeded.

Accordingly, our named executive officers were eligible to receive a cash bonus for the revenue and adjusted free cash flow performance measures, but not the adjusted EBITDA and adjusted net income performance measures because actual adjusted EBITDA and adjusted net income performance was less than the required thresholds. In addition, the compensation committee recommended that our named executive officers receive the full 10% discretionary component in recognition of their leadership during an extremely challenging year. The board of directors approved this recommendation.

The revenue measure of $26,198,000 used by the compensation committee varied slightly from our actual 2011 revenue of $25,396,000 due to certain adjustments made to revenue after the compensation committee approved the amount of the annual cash incentive compensation and long-term equity incentive compensation to award to our named executive officers. Due to the immaterial nature of the difference, the compensation committee elected not to adjust the amount of the annual incentive compensation and long-term equity incentive compensation awards.

Based on our 2011 operating and financial performance, our named executive officers received the following cash bonuses, which were paid in March 2012:

	Cash Bonus	10% Discretionary Component	Total
Duane W. Albro	$120,026	$12,003	$132,029
Ralph Martucci, Jr.	74,090	7,409	81,499
David J. Cuthbert	42,639	4,264	46,903
John S. Mercer	40,009	4,001	44,010

Long-Term Equity Incentive Compensation

We award our named executive officers with long-term equity incentive compensation in the form of shares of restricted stock and stock options. Our compensation committee determines the target total equity award for our named executive officers under the compensation program framework developed in response to the advice and alternatives previously provided by our compensation consultant at the time. The compensation committee determines the allocation between stock options and restricted stock awards for our president and chief executive officer and oversees our president and chief executive officer’s determination of the allocation between stock options and restricted stock awards (based upon the range recommended in the market comparison report prepared by our compensation consultant) for our other named executive officers. Based on the satisfaction of the performance measures and the business judgment of the compensation committee, the compensation committee elects to make total long-term equity incentive awards to our named executive officers. In order to focus our named executive officers on our long-term performance, such restricted stock and stock option awards vest in annual one-third increments on the first, second, and third anniversaries of the grant date.

2011 Equity Awards.  In February 2011, we awarded each of our named executive officers with long-term equity incentive compensation in the form of restricted stock and stock options. These awards were based on our 2010 operational and financial performance. Our 2010 operational and financial performance was detailed in our executive compensation disclosure for our 2011 annual meeting. Based on this performance, the following awards were made:

	Target		Actual
	Restricted Stock	Stock Options	Restricted Stock	Stock Options
Duane W. Albro	9,000	45,500	16,420	83,010
Ralph Martucci, Jr.(1)	500	1,000	912	1,824
Kenneth H. Volz	5,000	25,000	9,122	45,610
John S. Mercer(2)	2,500	5,000	6,068	4,561

(1)	These awards reflect Mr. Martucci’s performance prior to being appointed as our executive vice president, chief financial officer and treasurer.
(2)	These awards reflect Mr. Mercer’s performance prior to being appointed as our executive vice president, chief technology officer.

2012 Equity Awards.  In February 2012, we awarded each of our named executive officers with long-term equity incentive compensation in the form of restricted stock and stock options. These awards were based on our 2011 operational and financial performance. Based on this performance, the following awards were made:

	Target		Actual
	Restricted Stock	Stock Options	Restricted Stock	Stock Options
Duane W. Albro	9,000	45,500	6,668	33,711
Ralph Martucci, Jr.	3,750	15,000	2,778	11,114
David J. Cuthbert	5,000	25,000	3,705	18,523
John S. Mercer	2,500	10,000	1,852	7,409

Under Securities and Exchange Commission rules, because these awards were awarded in 2012, they are not reflected in the compensation tables that follow, and will instead be included in our executive compensation disclosure for our 2013 annual meeting.

Perquisites

We only provide our named executive officers with employee concession services and certain business-related travel. Previously, we agreed to reimburse Messrs. Albro and Volz for their reasonable household living expenses. During 2011, Mr. Volz resigned, and under his new employment agreement effective April 11, 2012, we will no longer pay Mr. Albro a housing and travel allowance or related tax gross-up.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our executive officers. These guidelines serve to better align the economic interest of our executive officers and our shareholders. Under our stock ownership guidelines, our executive officers must achieve a specified ownership objective within five years of being named to an executive officer position. The stock ownership objective for our president and chief executive officer is that number of shares with a value equal to his annual base salary. The stock ownership objective of our other executive officers is that number of shares with a value of at least half of his or her annual base salary. The compensation committee has discretion to modify such objectives in case of hardship and it also has the discretion to penalize noncompliance by reducing the amount of annual cash incentive compensation awards.

Change in Control Payments

We have agreed to make certain payments to our named executive officers upon an involuntary termination of employment not for cause, or a voluntary termination of employment for good reason, in each case, during the 24-month period following the occurrence of a change of control of our company. For more information regarding such change of control payments, see “Current Employment Agreements With Our Named Executive Officers” below. We decided to include these “double-triggered” change of control payments in each of our named executive officers’ employment agreement because it serves as a further means to attract, motivate and retain our named executive officers. The compensation committee recommended and the full board approved the size and triggers of such change of control payments based on the recommendations previously provided by our compensation consultant at the time. We consider such change in control payments an appropriate method to motivate our named executive officers if we decide to pursue a sale of our company as an appropriate way of maximizing shareholder value.

Certain Tax and Accounting Implications

The Impact of Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to a public company for compensation in excess of $1.0 million paid to its chief executive officer and the three other most highly compensated named executive officers as of the end of any fiscal year, excluding the chief financial officer. While the tax impact of any compensation arrangement is one factor that is considered by the compensation committee when evaluating and setting compensation, such tax impact is also evaluated by the compensation committee in light of our overall compensation philosophy and objectives. The compensation committee believes that circumstances exist where providing compensation that is not fully deductible for tax purposes may be necessary to achieve its compensation philosophy and objectives and may be in the best interests of our company and our shareholders. Accordingly, the compensation committee may grant awards and enter into arrangements under which the related compensation is not fully deductible under Section 162(m) if and when the compensation committee determines such arrangements are in the best interests of our shareholders. We do not represent that the compensation of our named executive officers will be fully deductible for federal income tax purposes.

Accounting for Stock-Based Compensation

We account for stock-based compensation in accordance with FASB ASC Topic 718 “Compensation —  Stock Compensation.” Such stock-based compensation includes awards made under the Amended and Restated Warwick Valley Telephone Company 2008 Long-Term Incentive Plan.

Report of the Compensation Committee to Shareholders

The following report of the compensation committee of the board of directors is required by the rules of the Securities and Exchange Commission to be included in this proxy statement. It is not deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

We have reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement in accordance with Item 402(b) of Regulation S-K, as promulgated by the Securities and Exchange Commission. Based on our review and discussion with management, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2011 and in this proxy statement.

Compensation Committee:

Douglas B. Benedict, Chairman
Kelly C. Bloss
Douglas J. Mello

Risk Considerations in our Compensation Program

Our board maintains active oversight of the material risks that face our company through the process described in “The Board’s Role in Risk Oversight” under the heading “Corporate Governance.” As part of that process, the compensation committee is charged with the management of risks arising from our compensation policies and practices. The compensation committee conducted a review of our compensation programs to determine whether our compensation programs are designed to encourage behaviors that encourage excessive and unnecessary risk taking. Based on that review, the compensation committee believes that our compensation policies and programs, including risk-mitigating policies, are designed to achieve their goals within an acceptable risk profile.

Specifically, our compensation programs rely on annual and long-term incentive compensation and are designed to encourage our named executive officers to remain focused on both our short- and long-term operational and financial goals. The compensation committee has established compensation targets under the annual cash incentive compensation and long-term equity incentive compensation programs under which the annual cash incentive compensation and long-term equity incentive awards are “at risk.” In addition, as the level of responsibility increases, so does the percentage of compensation that is at risk.

Base salary and perquisites are the only elements of the compensation we provide to our named executive officers that is not at risk. Approximately 46% of the total compensation paid to our named executive officers in 2011 (excluding Mr. Volz who resigned during 2011) was not at risk.

2011 Summary Compensation Table

The table below presents the compensation of our named executive officers for services rendered to us in all capacities during the years ended December 31, 2011, December 31, 2010 and December 31, 2009.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Duane W. Albro President and Chief Executive Officer	2011	$270,000	$212,003	$243,837	$179,427	$120,026	$65,669	$1,090,962
	2010	270,000	16,200	61,116	45,528	279,349	89,825	762,018
	2009	270,000	—	24,088	10,080	71,167	47,959	423,294
Ralph Martucci, Jr.(5) Executive Vice President, Chief Financial Officer and Treasurer	2011	174,544	7,409	13,406	3,850	74,090	13,775	287,074
Kenneth H. Volz(6) Former Executive Vice President, Chief Financial Officer and Treasurer	2011	141,544	—	135,462	98,587	—	495,227	870,820
	2010	250,001	12,500	33,952	25,293	215,547	99,200	636,493
	2009	250,001	—	37,665	15,585	65,896	70,719	439,866
David J. Cuthbert(7) Executive Vice President and Chief Technology Officer	2011	115,100	4,264	—	—	42,639	9,583	171,586
John S. Mercer(8) Executive Vice President and Chief Technology Officer	2011	180,000	4,001	67,047	9,626	40,009	27,188	327,871

(1)	The amounts shown in this column reflect the 10% discretionary component of annual cash incentive compensation granted at the discretion of the board. $200,000 of the amount reported for Mr. Albro in 2011 represents the amount of the signing bonus paid to Mr. Albro on December 31, 2011 under his new employment agreement. As a result of Mr. Albro’s new employment agreement, we will no longer pay Mr. Albro a housing and travel allowance or related tax gross-up.
(2)	Restricted stock and stock option awards were made under our 2008 Long-Term Incentive Plan. These columns include the full grant date fair value of stock awards and stock option awards granted during each fiscal year. The amounts reported in these columns have been calculated in accordance with FASB ASC Topic 718, Compensation — Stock Compensation (formerly SFAS 123R). In accordance with rules of the Securities and Exchange Commission, any estimate for forfeitures is excluded from, and does not reduce, such amounts. For additional information on the valuation assumptions with respect to stock and stock option awards, see Note 16 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission. Additional information regarding awards of stock-based compensation granted to our named executive officers during 2011 is shown in the 2011 Grants of Plan-Based Awards Table.
(3)	The amounts shown in this column for 2011 reflect the annual cash incentive compensation earned during 2011 by our named executive officers pursuant to their respective employment agreements and paid in March 2012. Annual cash incentive compensation is tied to our annual financial performance against certain financial and performance targets for the fiscal year established by the board of directors, and are described in the “Annual Cash Incentive Compensation” section of the Compensation Discussion and Analysis.

(4)	The amounts shown in this column reflect amounts paid by us to each named executive officer as company contributions to the 401(k) Plan, housing and living expenses, reimbursement for travel and cell phone expenses and employee concessions (high-speed internet, telephone and video services).

Name	Company Contributions to 401(k) Plan	Housing and Living Expenses	Expense Reimbursement for Travel & Cell	Employee Concession Services	Total
Duane W. Albro	$9,112	$43,200	$11,874	$1,483	$65,669
Ralph Martucci, Jr.	7,345	—	6,421	—	13,775
Kenneth H. Volz	5,156	27,000	976	1,869	35,001
David J. Cuthbert	2,344	—	7,239	—	9,583
John S. Mercer	6,638	—	20,550	—	27,188

In addition, pursuant to the terms of Mr. Volz’s severance agreement, he received a lump-sum payment of $230,770 for his base salary from the date of termination through May 10, 2012, $16,346 for banked vacation time and $6,850 for current accrued unused vacation time, $950 for one month’s rent and the accelerated vesting of all of his unvested restricted stock awards, with a value of $206,310 based on the closing price of our common stock on May 5, 2012 ($14.95).

(5)	Mr. Martucci joined us in October 2010 as our Director of Finance. In May 2011, he was appointed our Executive Vice President, Chief Financial Officer and Treasurer.
(6)	On May 5, 2011, Mr. Volz resigned as our Executive Vice President, Chief Financial Officer and Treasurer.
(7)	Mr. Cuthbert joined us in August 2011 as our Executive Vice President and Chief Operating Officer in connection with our acquisition of Alteva, LLC.
(8)	Mr. Mercer joined us in April 2009 as our Senior Vice President of Network Operations and became our Executive Vice President and Chief Technology Officer in August 2011.

2011 Grants of Plan-Based Awards Table

The table below presents information regarding the grants of non-equity incentive plan awards, restricted stock awards and stock options to our named executive officers for the year ended December 31, 2011.

Name	Award Type		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)(3) Target ($)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)(4) Target (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Duane W. Albro	Annual Cash Incentive			$162,000
	Restricted Stock	(5)	3/9/2011		9,000		$243,837
	Stock Option	(5)	3/9/2011		45,500	$14.85	179,427
Ralph Martucci, Jr.	Annual Cash Incentive			100,000
	Restricted Stock	(5)	2/25/2011		500		13,406
	Stock Option	(5)	2/25/2011		1,000	14.70	3,850
Kenneth H. Volz	Annual Cash Incentive			125,000
	Restricted Stock	(5)	3/9/2011		5,000		135,462
	Stock Option	(5)	3/9/2011		25,000	14.85	98,587
David J. Cuthbert	Annual Cash Incentive			57,550
John S. Mercer	Annual Cash Incentive			54,000
	Restricted Stock	(5)	2/25/2011		2,500		67,047
	Stock Option	(5)	2/25/2011		5,000	14.70	9,626

(1)	The amounts shown in this column represent the potential annual cash incentive compensation payouts to the named executive officers under the provisions of their respective employment agreements.
(2)	Annual Cash Incentive Compensation. Our named executive officers were eligible for an annual cash bonus in 2012 targeted at 50% (60% for Mr. Albro and 30% for Mr. Mercer) of their base pay for the attainment of 2011 financial targets based on the four key performance goals described above in the Compensation Discussion and Analysis under the section “Executive Summary.”
Long-Term Equity Incentive Compensation. For 2011, our named executive officers were eligible for an award under our 2008 Long-Term Incentive Plan comprised of stock options and shares of restricted stock. The amounts of long-term equity incentive compensation awarded in 2011 were determined based on the satisfaction of our 2010 financial targets.
(3)	There is no minimum or maximum amount payable under the 2011 annual cash incentive compensation plan and, while based on the achievement of certain operating and financial performance metrics, awards are granted at the discretion of the compensation committee.
(4)	There is no minimum or maximum long-term equity compensation award, and, while based on the achievement of certain operating and financial performance metrics, long-term equity compensation awards are granted at the discretion of the compensation committee.
(5)	Stock option awards and restricted stock awards vest in annual one-third increments on the first, second, and third anniversaries of the grant date.

Current Employment Agreements with our Named Executive Officers

Duane W. Albro (2011)

Under our employment agreement with Mr. Albro in effect for 2011, Mr. Albro was entitled to receive an annual base salary of $270,000, subject to annual increases as we may determine. Mr. Albro was also eligible to receive an annual cash bonus and incentive compensation in the form of equity-based awards (stock options and restricted stock) under our 2008 Long-Term Incentive Compensation Plan each year in accordance with an applicable plan approved by the board or the compensation committee for such year. Mr. Albro’s cash bonus plan for 2011 was targeted at 60% of his base salary and the incentive compensation component was targeted at 45,500 stock options and 9,000 shares of restricted stock, provided certain financial performance criteria were met in 2011. The elements of performance and the weighting associated with each financial metric determined the applicable payout factor that was used to calculate both the annual cash bonus and incentive compensation amounts. The board or the compensation committee of the board, in their sole discretion, could determine measurement metrics for 2011 and each subsequent year, and could also, in their sole discretion, change or eliminate the applicable plan at any time. In order to be eligible to receive a cash bonus and/or incentive compensation, Mr. Albro must be employed with us on the respective payment date.

We provided Mr. Albro with a $2,000 per month housing and travel allowance for the duration of his employment under the agreement. We also paid Mr. Albro a tax gross-up benefit on his housing and travel allowance so that, after the withholding of all federal and state income and employment taxes with respect to the housing and travel allowance and the tax gross-up benefit, Mr. Albro was in the same after-tax economic position that he would have been in had the housing and travel allowance not been subject to such taxes. Mr. Albro was eligible to participate in and receive benefits under our 401(k) saving plan, health and welfare plans, including medical and dental insurance, life insurance, and short-term and long-term disability insurance.

Mr. Albro’s employment agreement in effect for 2011 was terminable at any time for any reason by us or Mr. Albro upon written notice. Mr. Albro was entitled to compensation and benefits depending on the circumstances of the termination of his employment. If Mr. Albro’s employment was terminated without cause and not in connection with a change of control, Mr. Albro was entitled to a severance payment equal to 100% of his annual base salary in effect as of the date of his termination of employment. He would also receive the target amount of his annual cash bonus for the year in which the termination of employment occurred. Both of these amounts would be paid in a lump sum payment. Mr. Albro would also have been entitled to the continuation of benefits for a period of one year following termination at the same cost he was charged for such benefits at the time of his termination.

Under Mr. Albro’s employment agreement in effect for 2011, in the event that Mr. Albro’s employment was terminated due to a change in control (which was generally defined as a consummation of a reorganization, merger, statutory share exchange or similar corporate transaction or a sale of substantially all of our assets where, as a result, our then existing shareholders no longer own 50% of the surviving entity), he was entitled to the same compensation and benefits listed in the above paragraph except that he was entitled to receive a cash payment equal to 150% of his annual base salary and target cash bonus. Both of these amounts would be paid in a lump sum payment. Mr. Albro was also entitled to the continuation of benefits for a period of one year following termination at the same cost he was charged for such benefits at the time of his termination. In addition, any unvested or restricted equity compensation such as stock options and restricted stock would immediately vest.

Duane W. Albro (2012)

On December 15, 2011, we entered into a new employment agreement with Mr. Albro. As discussed above under the subheading “Market Compensation Comparison,” the compensation committee engaged Meridian to prepare a detailed market compensation comparison for our chief executive officer. The compensation committee utilized this market compensation comparison as a factor in determining Mr. Albro’s compensation under his new employment agreement.

The new employment agreement with Mr. Albro does not become effective until April 11, 2012 and it provides for a three-year term beginning on such date. The agreement will automatically be renewed for successive one-year periods unless we or Mr. Albro gives written notice of non-renewal to the other at least 60 days before the expiration of the initial term or any subsequent renewal period.

Mr. Albro will receive an annual base salary of $375,000, subject to annual increases as we may determine. This increase in his annual base salary positions him between the 75th and 100th percentiles based on market compensation comparison prepared by Meridian.

Mr. Albro is eligible to receive an annual cash bonus and incentive compensation in the form of equity-based awards (stock options and restricted stock) under our 2008 Long-Term Incentive Compensation Plan each year in accordance with an applicable plan approved by the board or the compensation committee for such year. Mr. Albro’s cash bonus plan for 2012 is targeted at 70% of his base salary and the incentive compensation component is targeted at 30,000 stock options and 12,000 shares of restricted stock, provided certain financial performance criteria are met in 2012. The increase in the target for Mr. Albro’s cash bonus to 70% positions him at the 50th percentile for target total cash compensation based on market compensation comparison prepared by Meridian. The elements of performance and the weighting associated with each financial metric will determine the applicable payout factor that will be used to calculate both the annual cash bonus and incentive compensation amounts. The board or the compensation committee of the board, in their sole discretion, may determine measurement metrics for 2012 and each subsequent year, and may also, in their sole discretion, change or eliminate the applicable plan at any time. In order to be eligible to receive a cash bonus and/or incentive compensation, Mr. Albro must be employed with us on the respective payment date.

The housing and travel allowance and gross-up that were provided to Mr. Albro under his previous employment agreement were eliminated under the new employment agreement. Instead, we provided Mr. Albro with a $200,000 signing bonus, which is subject to clawback if he voluntarily terminates employment, dies or is terminated for cause prior to January 1, 2015. In the event of death, the clawback is prorated based on the number of months employed during the 36-month period from January 1, 2012 through January 1, 2015.

Under the new employment agreement, Mr. Albro remains eligible to participate in and receive benefits under our 401(k) saving plan, health and welfare plans, including medical and dental insurance, life insurance, and short-term and long-term disability insurance.

Like his prior employment agreement, Mr. Albro’s new employment agreement may be terminated at any time for any reason by us or Mr. Albro upon written notice. Mr. Albro is still entitled to compensation and benefits depending on the circumstances of the termination of his employment. If Mr. Albro’s employment is terminated without cause and not in connection with a change of control, Mr. Albro remains entitled to a severance payment equal to 100% of his annual base salary in effect as of the date of his termination of employment. He still also receives the target amount of his annual cash bonus for the year in which the termination of employment occurs. Both of these amounts will be paid in a lump sum payment. Mr. Albro also remains entitled to the continuation of benefits for a period of one year following termination at the same cost he was charged for such benefits at the time of his termination.

Like his prior employment agreement, in the event that Mr. Albro is terminated due to a change in control (which is generally defined as a consummation of a reorganization, merger, statutory share exchange or similar corporate transaction or a sale of substantially all of our assets where, as a result, our then existing shareholders no longer own 50% of the surviving entity), he remains entitled to the same compensation and benefits listed in the above paragraph except that he will be entitled to receive a cash payment equal to 150% of his annual base salary and target cash bonus. Both of these amounts will be paid in a lump sum payment. Mr. Albro also remains entitled to the continuation of benefits for a period of one year following termination at the same cost he was charged for such benefits at the time of his termination. In addition, any unvested or restricted equity compensation such as stock options and restricted stock would immediately vest.

Kenneth H. Volz (Employment Agreement)

Our employment agreement with Mr. Volz provided for a two-year term beginning April 11, 2010. Mr. Volz was entitled to receive an annual base salary of $250,000, subject to annual increases as we determined. Mr. Volz was eligible to receive an annual cash bonus and incentive compensation in the form of equity-based awards (stock options and restricted stock) under our 2008 Long-Term Incentive Compensation Plan each year in accordance with an applicable plan approved by the board or the compensation committee for such year. In order to be eligible to receive a cash bonus and/or incentive compensation, Mr. Volz was required to be employed with us on the respective payment date.

Mr. Volz’s employment was terminable at any time for any reason by us or Mr. Volz upon written notice. Mr. Volz was entitled to compensation and benefits depending on the circumstances of his termination of employment. If Mr. Volz’s employment was terminated without cause and not in connection with a change of control, Mr. Volz was entitled to a severance payment equal to 100% of his base salary in effect as of the date of his termination of employment. He was also entitled to receive the target amount of his annual cash bonus for the year in which the termination of employment occurred. Both of these amounts were payable in a lump sum. Mr. Volz was also entitled to the continuation of benefits for a period of one year following termination at the same cost he was charged for such benefits at the time of his termination.

Kenneth H. Volz (Separation Agreement)

On May 5, 2011, Mr. Volz resigned his position as executive vice president, chief financial officer and treasurer. We entered into a severance agreement with Mr. Volz effective May 6, 2011, which included a release and waiver of all claims against us by Mr. Volz. Pursuant to the terms of the severance agreement, Mr. Volz received: (a) $230,770 for his base salary from the date of termination through May 10, 2012; (b) $16,346 for banked vacation time and $6,851 for current accrued unused vacation time; (c) $950 for one month’s rent; and (d) immediate vesting of stock options and restricted stock, with stock options to remain exercisable through April 10, 2012.

Ralph Martucci, Jr.

Following the resignation of Mr. Volz, Mr. Martucci was appointed executive vice president, chief financial officer and treasurer. Prior to such appointment, Mr. Martucci served as our director of finance since October 2010.

We entered into an employment agreement with Mr. Martucci effective May 5, 2011. The employment agreement with Mr. Martucci provides for a two-year term, with automatic renewal for successive one-year periods unless we or Mr. Martucci gives written notice of non-renewal to the other at least 60 days before the expiration of the initial term or any subsequent renewal period.

Mr. Martucci was to receive an annual base salary of $180,000, subject to annual increases as we may determine. On August 8, 2011, we entered into an amendment to Mr. Martucci’s employment agreement that increased his base salary to $200,000. Mr. Martucci is eligible to receive an annual cash bonus and incentive compensation in the form of equity-based awards (stock options and restricted stock) under our 2008 Long-Term Incentive Compensation Plan each year in accordance with an applicable plan approved by the board or the compensation committee for such year. Mr. Martucci’s cash bonus plan for 2011 and 2012 are targeted at 50% of his base salary and the incentive compensation component for 2011 was targeted at 15,000 stock options and 3,750 shares of restricted stock, provided certain financial performance criteria were met in 2011. The elements of performance and the weighting associated with each financial metric will determine the applicable payout factor that will be used to calculate both the annual cash bonus and incentive compensation amounts. The board or the compensation committee of the board, in their sole discretion may determine measurement metrics for 2011, 2012 and each subsequent year, and may also, in their sole discretion, change or eliminate the applicable plan at any time. In order to be eligible to receive a cash bonus and/or incentive compensation, Mr. Martucci must be employed with us on the respective payment date.

Mr. Martucci is eligible to participate in and receive benefits under our 401(k) saving plan, health and welfare plans, including medical and dental insurance, life insurance, and short-term and long-term insurance.

Mr. Martucci’s employment may be terminated at any time for any reason by us or Mr. Martucci upon written notice. Mr. Martucci will be entitled to compensation and benefits depending on the circumstances of the termination of his employment. If Mr. Martucci’s employment is terminated without cause and not in connection with a change of control, Mr. Martucci will be entitled to a severance payment equal to 100% of his base salary in effect as of the date of his termination of employment. He will also receive the target amount of his annual cash bonus for the year in which the termination of employment occurs. Both of these amounts will be paid in a lump sum payment. Mr. Martucci will also be entitled to the continuation of benefits for a period of one year following termination at the same cost he was charged for such benefits at the time of his termination.

In the event that Mr. Martucci is terminated due to a change in control (which is generally defined as a consummation of a reorganization, merger, statutory share exchange or similar corporate transaction or a sale of substantially all of our assets where, as a result, our then existing shareholders no longer own 50% of the surviving entity), he will be entitled to the same compensation and benefits listed in the above paragraph except that he will be entitled to receive a cash payment equal to 150% of his annual base salary and target cash bonus. Both of these amounts will be paid in a lump sum payment. Mr. Martucci will also be entitled to the continuation of benefits for a period of one year following termination at the same cost he was charged for such benefits at the time of his termination. In addition, any unvested or restricted equity compensation such as stock options and restricted stock will immediately vest.

David J. Cuthbert

On August 5, 2011, as a condition to the closing of the transaction under the Asset Purchase Agreement dated July 14, 2011 with Alteva, LLC, David J. Cuthbert was appointed executive vice president and chief operating officer. Mr. Cuthbert had served as president and chief executive officer of Alteva, LLC since August of 2010, and prior to that, he served as director of operations, vice president of operations and chief operations officer from 2006 to 2010.

We entered into an employment agreement with Mr. Cuthbert effective August 5, 2011. The employment agreement with Mr. Cuthbert provides for a two-year term, with automatic renewal for successive one-year periods unless we or Mr. Cuthbert gives written notice of non-renewal to the other at least 60 days before the expiration of the initial term or any subsequent renewal period.

Mr. Cuthbert was to receive an annual base salary of $235,000, subject to annual increases as we may determine. On December 14, 2011, we entered into an amendment to Mr. Cuthbert’s employment agreement to increase his base salary to $285,000. Effective February 1, 2012, we entered into another amendment to Mr. Cuthbert’s employment agreement to increase his annual base salary to $315,000.

Mr. Cuthbert is eligible to receive an annual cash bonus and incentive compensation in the form of equity-based awards (stock options and restricted stock) under our 2008 Long-Term Incentive Compensation Plan each year in accordance with an applicable plan approved by the board or the compensation committee for such year. Mr. Cuthbert’s cash bonus plan for 2011 was targeted at 50% of his base salary and the incentive compensation component is targeted at 25,000 stock options and 5,000 shares of restricted stock, provided certain financial performance criteria were met in 2011. The elements of performance and the weighting associated with each financial metric will determine the applicable payout factor that will be used to calculate both the annual cash bonus and incentive compensation amounts. The board or the compensation committee of the board, in their sole discretion may determine measurement metrics for 2011, 2012 and each subsequent year, and may also, in their sole discretion, change or eliminate the applicable plan at any time. In order to be eligible to receive a cash bonus and/or incentive compensation, Mr. Cuthbert must be employed with us on the respective payment date.

Mr. Cuthbert is eligible to participate in and receive benefits under our 401(k) saving plan, health and welfare plans, including medical and dental insurance, life insurance, and short-term and long-term insurance.

Mr. Cuthbert’s employment may be terminated at any time for any reason by us or Mr. Cuthbert upon written notice. Mr. Cuthbert will be entitled to compensation and benefits depending on the circumstances of his termination of employment. If Mr. Cuthbert’s employment is terminated without cause and not in connection with a change of control, Mr. Cuthbert will be entitled to a severance payment equal to 100% of his base salary in effect as of the date of the termination of his employment. He will also receive the target amount of his annual cash bonus for the year in which the termination of employment occurs. Both of these amounts will be paid in a lump sum. Mr. Cuthbert will also be entitled to the continuation of benefits for a period of one year following termination at the same cost he was charged for such benefits at the time of his termination.

In the event that Mr. Cuthbert is terminated due to a change in control (which is generally defined as a consummation of a reorganization, merger, statutory share exchange or similar corporate transaction or a sale of substantially all of our assets where, as a result, our then existing shareholders no longer own 50% of the surviving entity), he will be entitled to the same compensation and benefits listed in the above paragraph except that he will be entitled to receive a cash payment equal to 150% of his annual base salary and target cash bonus. Both of these amounts will be paid in a lump sum. Mr. Cuthbert will also be entitled to the continuation of benefits for a period of one year following termination at the same cost he was charged for such benefits at the time of his termination. In addition, any unvested or restricted equity compensation such as stock options and restricted stock will immediately vest.

John S. Mercer

In August 2011, John Mercer was appointed executive vice president and chief technology officer. Mr. Mercer joined us in April 2009 as senior vice president of network operations.

We entered into an employment agreement with Mr. Mercer effective August 8, 2011. The employment agreement with Mr. Mercer provides for a two-year term, with automatic renewal for successive one-year periods unless we or Mr. Mercer gives written notice of non-renewal to the other at least 60 days before the expiration of the initial term or any subsequent renewal period.

Mr. Mercer will receive an annual base salary of $180,000, subject to annual increases as we may determine. Mr. Mercer is eligible to receive an annual cash bonus and incentive compensation in the form of equity-based awards (stock options and restricted stock) under our 2008 Long-Term Incentive Compensation Plan each year in accordance with an applicable plan approved by the board or the compensation committee for such year. Mr. Mercer’s cash bonus plan for 2011 was targeted at 30% of his base salary and the incentive compensation component was targeted at 10,000 stock options and 2,500 shares of restricted stock, provided certain financial performance criteria were met in 2011. The elements of performance and the weighting associated with each financial metric will determine the applicable payout factor that will be used to calculate both the annual cash bonus and incentive compensation amounts. The board or the compensation committee of the board, in their sole discretion may determine measurement metrics for 2011 and each subsequent year, and may also, in their sole discretion, change or eliminate the applicable plan at any time. In order to be eligible to receive a cash bonus and/or incentive compensation, Mr. Mercer must be employed with us on the respective payment date.

Mr. Mercer is eligible to participate in and receive benefits under our 401(k) saving plan, health and welfare plans, including medical and dental insurance, life insurance, and short-term and long-term insurance.

Mr. Mercer’s employment may be terminated at any time for any reason by us or Mr. Mercer upon written notice. Mr. Mercer will be entitled to compensation and benefits depending on the circumstances of the termination of his employment. If Mr. Mercer’s employment is terminated without cause and not in connection with a change of control, Mr. Mercer will be entitled to a severance payment equal to 100% of his base salary in effect as of the date of his termination of employment. He will also receive the target amount of his annual cash bonus for the year in which the termination of employment occurs. Both of these amounts will be paid in a lump sum. Mr. Mercer will also be entitled to the continuation of benefits for a period of one year following termination at the same cost he was charged for such benefits at the time of his termination.

In the event that Mr. Mercer is terminated due to a change in control (which is generally defined as a consummation of a reorganization, merger, statutory share exchange or similar corporate transaction or a sale of substantially all of our assets where, as a result, our then existing shareholders no longer own 50% of the surviving entity), he will be entitled to the same compensation and benefits listed in the above paragraph except that he will be entitled to receive a cash payment equal to 150% of his annual base salary and target cash bonus. Both of these amounts will be paid in a lump sum. Mr. Mercer will also be entitled to the continuation of benefits for a period of one year following termination at the same cost he was charged for such benefits at the time of his termination. In addition, any unvested or restricted equity compensation such as stock options and restricted stock will immediately vest.

Other Compensation

Our named executive officers are eligible to participate in our 401(k) defined contribution plan. In any plan year, we make a matching contribution to each management participant up to 4.5% of the participant’s eligible compensation, up to a maximum matching contribution of $16,500. Matching contributions are applicable to all plan eligible employees. Each of our named executive officers participated in our 401(k) plan during the year ended December 31, 2011 and received matching contributions.

Outstanding Equity Awards at December 31, 2011

The table below presents information regarding the number and value of unexercised stock options and the number and value of restricted stock awards held by our named executive officers at December 31, 2011.

		Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)
Duane W. Albro	15,166	—		$10.78	9/08/2018
	—	4,051	(3)	10.02	3/20/2019
	—	15,816	(4)	12.88	2/23/2020
	—	83,010	(5)	14.85	3/09/2021
						20,384	$266,827
Ralph Martucci, Jr.	—	1,824	(6)	14.70	2/25/2021
						912	11,938
Kenneth H. Volz(7)	45,610	—		14.85	4/10/2012
						—	—
David J. Cuthbert	—	—		—	—
						—	—
John S. Mercer	5,012	2,505	(8)	11.20	4/27/2019
	880	1,760	(4)	12.88	2/23/2020
	—	4,561	(6)	14.70	2/25/2021
						6,068	79,430

(1)	Assuming continuous service as an employee with us, these unvested shares of restricted stock will vest as follows:

Name	Shares	Vesting Date
Duane W. Albro	1,582	February 23, 2012
	802	March 20, 2012
	1,581	February 23, 2013
	5,473	March 9, 2012
	5,473	March 9, 2013
	5,474	March 9, 2014
Ralph Martucci, Jr.	304	February 25, 2012
	304	February 25, 2013
	304	February 25, 2014
Kenneth H. Volz(7)	—
John S. Mercer	2,022	February 25, 2012
	2,023	February 25, 2013
	2,023	February 25, 2014
(2)	Amounts shown in this column are based on a closing price of $13.09 for our common stock on December 30, 2011.
(3)	Assuming continuous service as an employee with us, the remaining unvested shares subject to this option will vest on March 20, 2012.
(4)	Assuming continuous service as an employee with us, one half of the remaining unvested shares subject to this option will vest on each of February 23, 2012 and February 23, 2013.

(5)	Assuming continuous service as an employee with us, one third of the shares subject to this option will vest on each of March 9, 2012, March 9, 2013 and March 9, 2014.
(6)	Assuming continuous service as an employee with us, one third of the shares subject to this option will vest on February 25, 2012, February 25, 2013 and February 25, 2014.
(7)	In May 2011, Mr. Volz resigned his position as executive vice president, chief financial officer and treasurer. Pursuant to the terms of Mr. Volz’s severance agreement, all of his outstanding stock options and restricted stock vested immediately, with stock options remaining exercisable through April 10, 2012.
(8)	Assuming continuous service as an employee with us, the remaining unvested shares subject to this option will vest on April 27, 2012.

2011 Option Exercises and Stock Vested

The table below presents information regarding the number and realized value of stock awards that vested and stock options exercised during 2011 for each of our named executive officers.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Duane W. Albro	46,346	$510,058	5,384	$76,445
Ralph Martucci, Jr.	—	—	—	—
Kenneth H. Volz	56,975	627,564	15,932	237,945
John S. Mercer	—	—	1,067	15,864

Pension Benefits

We do not provide any defined benefit and actuarial pension plans for our named executive officers. Accordingly, no tabular disclosure is being provided under this heading.

Nonqualified Deferred Compensation

We do not provide any nonqualified deferred compensation arrangements for our named executive officers. Accordingly, no tabular disclosure is being provided under this heading.

Potential Payments Upon Termination or Change in Control

The compensation and benefits payable to our named executive officers in the event of termination of their employment, or in the event of a change in control of our company, are set forth in their employment agreements.

Duane W. Albro - President and Chief Executive Officer

As described above under the subheading “Current Employment Agreements with our Named Executives Officers,” Mr. Albro will be entitled to compensation and benefits depending on the circumstances of the termination of his employment. If Mr. Albro’s employment is involuntarily terminated by us without cause and not in connection with a change of control, Mr. Albro will be entitled to:

•	accrued but unpaid base salary and any unused vacation;
•	the continuation of benefits for a period of one year following termination at the same cost he was charged for such benefits at the time of his termination; and
•	a lump-sum cash severance payment equal to 100% of his annual base salary in effect as of the date of his termination, plus the target amount of his annual cash bonus for the year in which the termination occurs.

In the event that Mr. Albro is involuntarily terminated by us, or voluntarily terminates his employment for good reason, in each case, within the 24-month period following a change in control (which is generally defined as a consummation of a reorganization, merger, statutory share exchange or similar corporate transaction or a sale of substantially all of our assets where, as a result, our then existing shareholders no longer own 50% of the surviving entity), he will be entitled to the same compensation and benefits listed above, except he will be entitled to receive:

•	a lump-sum cash payment equal to 150% of his annual base salary and target cash bonus; and
•	any unvested stock options and restricted stock will immediately vest.

In the event of Mr. Albro’s death or disability, he would be entitled to his accrued but unpaid base salary and any unused vacation.

We believe that the severance benefits we offer promote several objectives. The severance benefits we provide assist us in recruiting and retaining talented named executive officers. Our executives may be recruited from other companies where they have job security, tenure, and career opportunities. In accepting a position with us, an executive is often giving up his current job stability for the challenges and potential risks of a new position. The severance benefits we provide mitigate the harm that the executive would suffer if he or she were terminated by us for reasons beyond his or her control. These severance benefits also allow our executives to focus on our business without undue distraction regarding their job security. Finally, severance benefits act as an additional incentive for the executives to comply with the post-termination covenants set forth in their employment agreement.

In addition, we only accelerate the vesting of unvested stock options and restricted stock if a named executive officer is involuntarily terminated following a change in control of our company (commonly referred to as a “double trigger”). We believe that the “double triggered” enhanced severance benefits and the acceleration of unvested equity awards benefit maximizes shareholder value because it prevents an unintended windfall to our executives in the event of a friendly change in control, while still providing them appropriate incentives to cooperate in negotiating any change in control in which they believe they may lose their jobs. We do not provide tax gross-up payments to our named executive officers in connection with any change in control or severance payment.

The amounts that Mr. Albro would receive if these termination scenarios occurred on December 31, 2011 are as follows:

Payments	Termination without Cause not in Connection with a Change in Control	Change in Control	Termination without Cause or for Good Reason in Connection with a Change in Control	Death or Disability
Severance Pay	$270,000	—	$405,000	—
Annual Cash Incentive Compensation	162,000	—	243,000	—
Benefits Continuation(1)	—	—	—	—
Accelerated Vesting of Restricted Stock	—	—	266,827	—
Accelerated Vesting of Stock Options	—	—	35,034	—
Accrued Unused Vacation	16,615	—	16,615	$16,615
Life Insurance Premiums	590	—	590	—
Total	$449,205	—	$967,066	$16,615

(1)	Mr. Albro does not currently use our medical or dental benefits.

Kenneth H. Volz - Former Executive Vice President, Chief Financial Officer and Treasurer

The employment agreement with Mr. Volz, discussed under the subheading “Current Employment Agreements with Our Named Executive Officers” above, contains termination provisions that are identical to the termination provisions described above for Mr. Albro. Mr. Volz resigned in May 2011, and the compensation paid to him upon his resignation is included above in the “All Other Compensation” column of the Summary Compensation Table. The amounts that Mr. Volz would have received under his employment agreement had he resigned on December 31, 2011 are as follows:

Payments	Termination without Cause not in Connection with a Change in Control
Severance Pay	$250,000
Annual Cash Incentive Compensation	125,000
Benefits Continuation(1)	—
Accelerated Vesting of Restricted Stock	—
Accelerated Vesting of Stock Options	—
Accrued Unused Vacation	—
Life Insurance Premiums	590
Total	$375,590

(1)	Mr. Volz did not use our medical or dental benefits.

Ralph Martucci, Jr. - Executive Vice President, Chief Financial Office and Treasurer

The current employment agreement with Mr. Martucci, discussed under the subheading “Current Employment Agreements with Our Named Executive Officers” above, contains termination provisions that are identical to the termination provisions described above for Mr. Albro. The amounts that Mr. Martucci would receive under the same termination scenarios if they occurred on December 31, 2011 are as follows:

Payments	Termination without Cause not in Connection with a Change in Control	Change in Control	Termination without Cause or for Good Reason in Connection with a Change in Control	Death or Disability
Severance Pay	$200,000	—	$300,000	—
Annual Cash Incentive Compensation	100,000	—	150,000	—
Benefits Continuation	14,052		14,052	$14,052
Accelerated Vesting of Restricted Stock	—	—	11,938	—
Accelerated Vesting of Stock Options	—	—	—	—
Accrued Unused Vacation	3,846	—	3,846	3,846
Life Insurance Premiums	590	—	590	—
Total	$318,488		$480,426	$17,898

David J. Cuthbert - Executive Vice President and Chief Operating Officer

The current employment agreement with Mr. Cuthbert, discussed under the subheading “Current Employment Agreements with Our Named Executive Officers” above, contains termination provisions that are identical to the termination provisions described above for Mr. Albro. The amounts that Mr. Cuthbert would receive under the same termination scenarios if they occurred on December 31, 2011 are as follows:

Payments	Termination without Cause not in Connection with a Change in Control	Change in Control	Termination without Cause or for Good Reason in Connection with a Change in Control	Death or Disability
Severance Pay	$285,000	—	$427,500	—
Annual Cash Incentive Compensation	142,500	—	213,750	—
Benefits Continuation	13,812		13,812	$13,812
Accelerated Vesting of Restricted Stock	—	—	—	—
Accelerated Vesting of Stock Options	—	—	—	—
Accrued Unused Vacation	—	—	—	—
Life Insurance Premiums	590	—	590	—
Total	$441,902	—	$655,652	$13,812

John Mercer - Executive Vice President and Chief Technology Officer

The current employment agreement with Mr. Mercer, discussed under the subheading “Current Employment Agreements with Our Named Executive Officers” above, contains termination provisions that are identical to the termination provisions described above for Mr. Albro. The amounts that Mr. Mercer would receive under the same termination scenarios if they occurred on December 31, 2011 are as follows:

Payments	Termination without Cause not in Connection with a Change in Control	Change in Control	Termination without Cause or for Good Reason in Connection with a Change in Control	Death or Disability
Severance Pay	$180,000	—	$270,000	—
Annual Cash Incentive Compensation	54,000	—	81,000	—
Benefits Continuation	444		444	$444
Accelerated Vesting of Restricted Stock	—	—	79,430	—
Accelerated Vesting of Stock Options	—	—	9,658	—
Accrued Unused Vacation	4,154	—	4,154	4,154
Life Insurance Premiums	590	—	590	—
Total	$239,188	—	$445,276	$4,598

Director Compensation

Overview of Compensation and Policies

The following table summarizes the components of our 2011 director compensation program, which we refer to as the 2011 Plan:

Fixed Cash Compensation
Annual Cash Retainer	$30,000 ($7,500 per quarter)
Quarterly Board Meeting Fee	$7,500 ($1,500 per meeting)
Variable Cash Compensation
Committee Meeting Fees	$500 per meeting, up to maximum of 12 meetings per year ($6,000)
Board Special Meeting Fees	determined at the time of the meeting
Equity Compensation
Restricted Stock Award	$25,000 (grant date fair market value)

Under the 2011 Plan, each non-employee director received a fixed cash retainer of $7,500 per quarter and quarterly board meeting fees, including attendance at the annual meeting of shareholders, of $1,500 per meeting ($1,250 for attendance by telephone). Also, each non-employee director received a cash fee for attendance at each special board meeting in an amount that was determined at the time of the special meeting. In addition, directors received $500 per committee meeting attended, up to a maximum of $6,000 per year (allowing for 12 meetings each year or three meetings each quarter). Any amounts over the $6,000 maximum committee meeting fees were paid in restricted stock. Directors may elect to receive the cash component (fixed and/or variable) in cash or restricted stock.

Under the 2011 Plan, each director also received an annual restricted stock award equal to $25,000. The chairman of the board received an additional $7,500 annual retainer paid in restricted stock and the chairs of each committee received an additional $3,000 annual retainer paid in restricted stock. Directors may elect to receive a portion of these restricted stock awards in cash. All restricted stock awards to our non-employee directors vest in equal portions on the first and second anniversaries of the date of grant. In addition to the annual retainer and meeting fees, directors are also reimbursed for travel expenses for board and committee meetings that they attend in person.

In addition, from time-to-time, the board of directors will ask a director to complete a special project for the board that requires a significant amount of the director’s time. In these circumstances, the board compensates such director in recognition of the additional time the director devoted to the special project.

On June 1, 2011, Mr. Gray voluntarily resigned as a director. In recognition of his years of service to us, the compensation committee accelerated the vesting of his outstanding stock options and restricted stock.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our directors. These guidelines help to better align the economic interest of our directors and our shareholders. Under our stock ownership guidelines, our directors must achieve ownership of at least two times their annual retainer within five years of first being appointed to the board. The compensation committee has discretion to modify these objectives in case of hardship and it also has the discretion to penalize noncompliance by reducing a director’s annual retainer.

2011 Director Summary Compensation Table

The table below presents information regarding the compensation of our directors during the year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)		All Other Compensation ($)		Total ($)
Jeffrey D. Alario	$58,250	$38,669	(3)	$2,179		$99,098
Douglas B. Benedict	76,200	34,372	(3)	15,027	(4)	125,599
Kelly C. Bloss	60,000	35,663		268		95,931
Robert J. DeValentino	59,250	40,208		9,207		108,665
Thomas H. Gray	27,500	28,263		50,530	(5)	106,293
Douglas J. Mello	70,000	25,551	(3)	3,480		99,031

(1)	The amounts included in the Stock Awards column represent the aggregate grant date fair value of the awards made to our non-employee directors computed in accordance with FASB ASC Topic 718. The value ultimately realized by the director upon the actual vesting of the award(s) may or may not be equal to the FASB ASC Topic 718 determined value. For a discussion of valuation assumptions, see Note 16 — Stock Based Compensation to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011.

The following table shows the number of shares of restricted stock granted to each non-employee director during the fiscal year ended December 31, 2011 and the closing price of our common stock on the date of grant.

Name	Grant Date	Number of Shares of Restricted Stock	Closing Price On Grant Date	Grant Date Fair Market Value
Jeffrey D. Alario	1/6/2011	1,996	$14.16	$28,263
	6/15/2011	500	14.80	7,400
	8/3/2011	217	13.85	3,005
Douglas B. Benedict	1/6/2011	1,198	14.16	16,963
	6/15/2011	500	14.80	7,400
	12/14/2011	743	13.47	10,008
Kelly C. Bloss	1/6/2011	1,996	14.16	28,263
	6/15/2011	500	14.80	7,400
Robert J. DeValentino	1/6/2011	2,317	14.16	32,808
	6/15/2011	500	14.80	7,400
Thomas H. Gray	1/6/2011	1,996	14.16	28,263
Douglas J. Mello	1/6/2011	1,070	14.16	15,151
	4/29/2011	200	15.00	3,000
	6/15/2011	500	14.80	7,400

(2)	The table below summarizes the aggregate number of unvested restricted stock awards held by each of our non-employee directors as of December 31, 2011. None of our non-employee directors have any unexercised vested stock option awards.

Restricted Stock Awards
Jeffrey D. Alario	4,051
Douglas B. Benedict	3,665
Kelly C. Bloss	3,834
Robert J. DeValentino	4,327
Thomas H. Gray	—
Douglas J. Mello	3,108
(3)	This amount includes restricted stock awards with a grant date fair value of approximately $3,000 awarded to Mr. Alario and Mr. Mello and a restricted stock award with a grant date fair value of approximately $10,000 awarded to Mr. Benedict for the completion of special projects on behalf of the board of directors.
(4)	This amount includes $12,000 of compensation received for completion of special projects on behalf of the board of directors.
(5)	This amount includes the value of the accelerated vesting of all of Mr. Gray’s unvested restricted stock awards upon his resignation, which is equal to $48,643 based on the closing price of our common stock on June 1, 2011 ($14.59).

Proposal Three

Advisory Vote on Our Executive Compensation

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are providing our shareholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as described in the Compensation Discussion and Analysis, accompanying compensation tables and related narrative disclosure contained in this proxy statement.

Before you vote on the resolution below, we encourage you to carefully read the Compensation Discussion and Analysis section of this proxy statement for important details on our executive compensation programs, including our compensation philosophy and objectives, as well as the processes our compensation committee used to determine the structure and amounts of the compensation of our named executive officers in 2011.

We are asking you to indicate your support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking you to vote, on an advisory basis, “FOR” the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Warwick Valley Telephone Company named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this proxy statement, is hereby approved.”

Although this advisory vote is non-binding, our compensation committee and board of directors value the opinions expressed by shareholders, and will consider the results of this vote and evaluate whether any actions are necessary to address such results.

Board Recommendation

The board of directors unanimously recommends that shareholders vote in favor of the proposal to approve the compensation of our named executive officers as described in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and other narrative disclosures, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxy FOR such proposal.

Proposal Four

Ratification of the Selection of
Our Independent Registered Public Accounting Firm

Selection of Independent Registered Public Accounting Firm for 2012

WithumSmith+Brown, PC served as our independent registered public accounting firm for the year ended December 31, 2011.

The audit committee has selected WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2012. The selection is being presented to shareholders for ratification at the annual meeting. The audit committee will consider the outcome of this vote when selecting our independent registered public accounting firm for subsequent years.

We have been advised by WithumSmith+Brown, PC that a representative will be present at the annual meeting and will be available to respond to appropriate questions. We intend to give such representative the opportunity to make a statement if he or she should so desire.

The board of directors recommends that shareholders vote in favor of the proposal to ratify the selection of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2012, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR such proposal.

Fees Paid to WithumSmith+Brown, PC

The following table shows the fees for professional services provided by WithumSmith+Brown, PC during the years ended December 31, 2011 and December 31, 2010:

	Years ended December 31
	2011	2010
Audit Fees	$229,355	$206,570
Audit-Related Fees	33,439	16,030
Tax Fees	28,550	21,000
Total	$291,344	$243,600

Audit Fees

Audit fees paid to WithumSmith+Brown, PC during the years ended December 31, 2011 and December 31, 2010 were for professional services rendered in connection with the integrated audit of our consolidated financial statements and our internal control over financial reporting, and the review of financial statements included in our Quarterly Reports on Form 10-Q, and issuance of consents.

Audit-Related Fees

Audit-related fees paid to WithumSmith+Brown, PC during the years ended December 31, 2011 and December 31, 2010 were for professional services rendered in connection with the audit of the Annual Report on Form 11-K for the Warwick Valley Telephone Company 401(k) Plan and, for the year ended December 31, 2011, the review of Securities and Exchange Commission filings relating to our acquisition of substantially all of the assets of Alteva, LLC.

Tax Fees

Tax fees paid to WithumSmith+Brown, PC during the years ended December 31, 2011 and December 31, 2010 were for professional services rendered in connection with the preparation of original and amended federal and state tax returns and assistance with tax audits.

Pre-approval Policy

The audit committee pre-approves all audit and permitted non-audit services performed for us by our independent registered public accounting firm. The audit committee considers each service individually and in advance of its performance and does not currently have a pre-established set of criteria that could be applied to services without requiring separate consideration by the committee. In determining whether to approve a particular permitted non-audit service, the audit committee considers all ways in which such service could compromise or appear to compromise the independence of our independent registered public accounting firm.

For the years ended December 31, 2011 and December 31, 2010, WithumSmith+Brown, PC provided no services to us other than those described above. All such services provided by and fees paid to WithumSmith+Brown, PC were pre-approved by the audit committee.

Independence Analysis by Audit Committee

The audit committee has considered whether the provision of services described above was compatible with maintaining the independence of WithumSmith+Brown, PC and determined that the provision of such services was compatible with such firm’s independence.

Report of the Audit Committee to Shareholders

The following report of the audit committee of the board of directors is required by the rules of the Securities and Exchange Commission to be included in this proxy statement. It is not deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The audit committee has:

•	reviewed and discussed our audited financial statements for the year ended December 31, 2011 with our management and with WithumSmith+Brown, PC, our independent registered public accounting firm;
•	discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and
•	received and discussed the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence; and has discussed with our independent registered public accounting firm its independence.

Based on these reviews and discussions with management and our independent registered public accounting firm, and the report of our independent registered public accounting firm, the audit committee recommended to the board of directors, and the board of directors approved, that the audited financial statements for the year ended December 31, 2011 be included in our annual report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

The audit committee selects our independent registered public accounting firm annually and has submitted such selection for ratification by shareholders at the annual meeting.

Audit Committee:

Jeffrey D. Alario, Chairman
Douglas B. Benedict
Robert J. DeValentino
Douglas J. Mello

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee:  (1) was an officer or employee of our company or any of its subsidiaries during the year ended December 31, 2011; (2) was formerly an officer of our company or any of its subsidiaries; or (3) had any relationship requiring disclosure in this proxy statement pursuant to Securities and Exchange Commission rules.

In addition, none of our executive officers served:  (1) as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (2) as a director of another entity, one of whose executive officers served on our compensation committee; or (3) as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of our company.

Security Ownership of Certain Beneficial Owners

The table below presents certain information, as of March 12, 2012, regarding the only person known to us to be the record or beneficial owner of more than 5% of our common stock, with the percentage based on 5,802,281 common shares outstanding.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
Ameriprise Financial, Inc.(1) 145 Ameriprise Financial Center Minneapolis, MN 55474	478,538	8.25%

(1)	This information as to the beneficial ownership of shares of our common stock is based on Amendment No. 1 to Schedule 13G dated February 13, 2012 filed jointly with the Securities and Exchange Commission by Ameriprise Financial, Inc. (“AFI”), Columbia Management Investment Advisers, LLC (“CMIA”), and Columbia Small Cap Value Fund I (“SCV”). The address of CMIA and SCV is 225 Franklin Street, Boston, MA 02110. AFI and CMIA have shared voting and shared dispositive power with respect to all 478,538 shares; SCV has sole voting and sole dispositive power with respect to 356,889 of such shares. CMIA and AFI do not directly own any shares of our common stock. As the investment adviser to SCV and various other unregistered and registered investment companies and other managed accounts, CMIA may be deemed to beneficially own the shares reported by SCV. Accordingly, the shares reported by CMIA include those shares separately reported by SCV. As the parent holding company of CMIA, AFI may be deemed to beneficially own the shares reported by CMIA. Accordingly, the shares reported by AFI include those shares separately reported by CMIA. Each of AFI and CMIA disclaims beneficial ownership of any shares reported on the Schedule 13G, as amended. As of December 31, 2011, only SCV owned more than 5% of the class of securities reported in the Schedule 13G, as amended. Any remaining shares reported by CMIA are owned by various other funds or accounts managed by CMIA. To CMIA’s knowledge, none of these other funds or accounts own more than 5% of the outstanding shares.

Security Ownership of Management

The table below presents certain information, as of March 12, 2012, regarding shares of our common stock held by: (1) each of our directors; (2) each of our named executive officers; and (3) all directors and executive officers as a group.

Name of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned(1)(2)		Percent of Class(1)
Jeffrey D. Alario	Common	10,418	(3)	*
Duane W. Albro	Common	146,484	(4)	*
Douglas B. Benedict	Common	9,895	(5)	*
Kelly C. Bloss	Common	8,397		*
David J. Cuthbert	Common	28,853	(6)	*
Robert J. DeValentino	Common	12,041	(7)	*
Ralph Martucci, Jr.	Common	4,298	(8)	*
Douglas J. Mello	Common	8,345		*
John S. Mercer	Common	20,409	(9)	*
Kenneth H. Volz	Common	96,928	(10)	*
All directors and executive officers as a group (10 persons)	Common	346,068	(11)	5.8%

(1)	As reported by such persons as of March 12, 2011, with percentages based on 5,802,281 shares of common stock outstanding, except where the person has the right to receive shares within the next 60 days (as indicated in the other footnotes to this table), which increases the number of shares beneficially owned by such person and the number of shares outstanding. Under the rules of the Securities and Exchange Commission, “beneficial ownership” is deemed to include shares for which an individual, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days, including, but not limited to, the right to acquire shares by the exercise of options. Shares that may be acquired within 60 days are referred to in the footnotes to this table as “presently exercisable options.” Unless otherwise indicated in the other footnotes to this table, each shareholder named in the table has sole voting and investment power with respect to all of the shares shown as owned by the shareholder. We have omitted percentages of less than 1% from the table as noted by an asterisk.
(2)	The amount shown for each director and named executive officer, except for Mr. Volz, includes shares of restricted stock.
(3)	The amount shown includes 400 shares of common stock held jointly by Mr. Alario and his spouse and 1,000 shares of common stock held in trust for the benefit of Mr. Alario’s sons.
(4)	The amount shown includes 2,996 shares of common stock held indirectly by Mr. Albro in our 401(k) plan and presently exercisable options to purchase 54,795 shares.
(5)	The amount shown includes 100 shares of common stock held by Mr. Benedict’s spouse.
(6)	We entered into a Lock-up and Put Agreement with Mr. Cuthbert (and the other members of Alteva, LLC who acquired shares of our common stock in connection with our acquisition of substantially all of the assets of Alteva, LLC), pursuant to which Mr. Cuthbert agreed to certain restrictions on his ability to sell the 25,148 shares of our common stock issued to him in connection with the acquisition (the “Shares”). In addition, the Lock-up and Put Agreement gives Mr. Cuthbert the option to sell the Shares to us within a certain prescribed time period at a certain predetermined price (the “Put”). Mr. Cuthbert may exercise the Put with respect to half of the Shares within a 60-day period commencing on October 21, 2012 and the other half within a 60-day period commencing on December 15, 2012. The purchase price of the Put will be the greater of (i) the closing price of our common stock on the date of exercise of the Put or (ii) $11.74.
(7)	The amount shown includes 3,000 shares held in a 401(k) account.
(8)	The amount shown includes a presently exercisable option to purchase 608 shares.
(9)	The amount shown includes presently exercisable options to purchase 10,797 shares.

(10)	The amount shown includes 2,965 shares of common stock held jointly by Mr. Volz and his spouse and presently exercisable options to purchase 68,997 shares. The amount reported is based on Mr. Volz’s most recent Section 16 report dated March 23, 2011, the terms of his severance agreement and information available to the company and may not reflect Mr. Volz’s beneficial ownership as of March 12, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

During the year ended December 31, 2011, all of our directors and executive officers complied in a timely manner with the filing requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, except as follows: Mr. Alario filed two reports late, each disclosing one transaction; Mr. Albro filed five reports late, three disclosing one transaction each, one disclosing two transactions and one disclosing four transactions; Ms. Bloss filed one report late disclosing one transaction; Mr. Mello filed two reports late, each disclosing one transaction; Mr. Volz filed four reports late, one disclosing one transaction, two disclosing two transactions each and one disclosing four transactions; and Mr. Gray filed one report late disclosing one transaction. In making this statement, we have relied solely on the written representations of our directors and officers, and copies of the reports that they have filed with the Securities and Exchange Commission.

Certain Relationships and Related Transactions

Policies and Procedures for Review, Approval, or Ratification of Related Person Transactions

Transactions between our company and any director, executive officer or his or her immediate family members are subject to review and approval by our audit committee.

Although the board of directors has not established a written policy regarding the approval of related person transactions, when evaluating relationships and transactions, the audit committee considers: (1) the nature of the related person’s interest in the transaction; (2) the material terms of the transaction, including the amount and type of transaction; (3) the importance of the transaction to the related person and to us; (4) whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and (5) any other matters the committee deems appropriate.

To the extent that the transaction involves an independent director, consideration is also given, as applicable, to the listing standards of the Nasdaq Stock Market and other relevant rules related to independence.

In addition, the audit committee reviews existing related person transactions, if any, at least annually. There are no existing related person transactions.

Notice Pursuant to Section 726(d) of the
New York Business Corporation Law

In December 2011, we renewed our primary and excess directors’ and officers’ liability insurance, each for a one-year term, at a total cost of $127,630 in premiums. The primary policy is carried with Navigators Insurance Company and the excess policies are carried with Liberty Mutual Insurance Company, Berkeley Insurance Company and Allied World Insurance Company. The policies cover all of our directors and officers.

Other Matters

As of the date of this proxy statement, the board of directors does not know of any other matters that are to be presented for action at the annual meeting. Should any other matter come before the annual meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

Shareholder Proposals for the 2013 Annual Meeting

Proposals Submitted for Inclusion in Our Proxy Materials

We will include shareholder proposals in our proxy materials for the 2013 annual meeting of shareholders, if such proposals comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Among other things, Rule 14a-8 requires that we receive such proposals no later than 120 days prior to the one-year anniversary of this proxy statement. Thus, for the 2013 annual meeting of shareholders, we must receive shareholder proposals submitted for inclusion in our proxy materials no later than November 25, 2012. This is also the date by which any such proposal must be submitted to be brought before the 2013 annual meeting of shareholders under the advance notice provisions of our by-laws. We will not include in our proxy materials shareholder proposals received after this date. Shareholder proposals submitted for inclusion in our proxy materials should be mailed to the following address: Warwick Valley Telephone Company, 47 Main Street, Warwick, New York 10990, Attention: Corporate Secretary.

Proposals Not Submitted for Inclusion in Our Proxy Materials

Shareholder proposals that are not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, as described above, may be brought before the 2013 annual meeting of shareholders in accordance with Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended. Pursuant to Rule 14a-4(c), we must receive such proposals no later than 120 days prior to the one-year anniversary of this proxy statement (which is the date specified by the advance notice provisions of our by-laws). Thus, for the 2013 annual meeting of shareholders, we must receive shareholder proposals that are not submitted for inclusion in our proxy materials but are proposed to be brought before the annual meeting no later than November 25, 2012. Shareholder proposals that are not submitted for inclusion in our proxy statement should be mailed to the following address: Warwick Valley Telephone Company, 47 Main Street, Warwick, New York 10990, Attention: Corporate Secretary.

By Order of the Board of Directors

Patrick W. Welsh III Corporate Secretary

Warwick, New York
March 23, 2012

Directions to Annual Meeting Site

The Union League
140 South Broad Street
Philadelphia, Pennsylvania 19102

Reminder Regarding Dress Code
Men are required to wear a collared shirt and pressed slacks; women are required to wear comparable business casual attire.

From North of Philadelphia in Pennsylvania

Follow I-95 South to Exit 22. Take 676 West/Central Philadelphia Exit. Follow 676 West to the first exit, which is Broad Street/Central Philadelphia. This exit will bring you onto 15th Street. Continue on 15th Street until you see City Hall on your left. Bear left around City Hall. Make a right at the first light, which is Broad Street. Take Broad Street two blocks to Sansom Street. Make a right onto Sansom. The Midtown Parking Garage is on the right. The entrance to the Union League is directly across the street on the left. Look for the awning.

From South of Philadelphia (Philadelphia International Airport) in Pennsylvania

Follow I-95 North to Exit 22. Follow signs for 676 West/Central Philadelphia Exit. Exit to the left. Follow 676 West to the first exit which is Broad Street/Central Philadelphia. This exit will bring you onto 15th Street. Continue on 15th Street until you see City Hall on your left. Bear left around City Hall. Make a right at the first light, which is Broad Street. Take Broad Street two blocks to Sansom Street. Make a right onto Sansom. The Midtown Parking Garage is on the right. The entrance to the Union League is directly across the street on the left. Look for the awning.

From East of Philadelphia in New Jersey

Take the Benjamin Franklin Bridge to 676 West/Central Philadelphia Exit. Get on 676 West, then take the first exit, which is Broad Street/Central Philadelphia. This exit will bring you onto 15th Street. Continue on 15th Street until you see City Hall on your left. Bear left around City Hall. Make a right at the first light, which is Broad Street. Take Broad Street two blocks to Sansom Street. Make a right onto Sansom. The Midtown Parking Garage is on the right. The entrance to the Union League is directly across the street on the left. Look for the awning.

From West of Philadelphia in Pennsylvania

Take the PA Turnpike to Exit 326, which is the Valley Forge Exit. When you exit, take 76 East to Exit 344, which is 676 East/Central Philadelphia Exit. Take the second exit, which is Broad Street/Central Philadelphia. Stay in the right hand lane as you exit. Make a right at the light, which is 15th Street. Continue on 15th Street until you see City Hall on your left. Bear left around City Hall. Make a right at the first light, which is Broad Street. Take Broad Street two blocks to Sansom Street. Make a right onto Sansom. The Midtown Parking Garage is on the right. The entrance to the Union League is directly across the street on the left. Look for the awning.

From New Jersey Turnpike

Take Turnpike to Exit 4. Take NJ Route 73 North, follow onto NJ-90 West which becomes Betsy Ross Bridge. Exit bridge onto I-95 South to I-676 West to Central Philadelphia, and follow directions from East of Philadelphia in Pennsylvania.

WARWICK VALLEY TELEPHONE COMPANY
47 MAIN STREET
WARWICK, NY 10990

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M43869-P20940 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

WARWICK VALLEY TELEPHONE COMPANY

	For All	Withhold All	For All Except
2. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jeffrey D. Alario
02) Duane W. Albro
03) Douglas B. Benedict
04) Kelly C. Bloss
05) David J. Cuthbert
06) Robert J. DeValentino
07) Douglas J. Mello

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

M43870-P20940

WARWICK VALLEY TELEPHONE COMPANY
Annual Meeting of Shareholders
April 25, 2012 2:00 p.m.
This proxy is solicited by the Board of Directors.

The undersigned hereby appoints JOANNE M. JOOSTEN and DORINDA M. MASKER, and each of them, proxies for the undersigned, with full power of substitution, to vote all of the common shares, par value $0.01, of WARWICK VALLEY TELEPHONE COMPANY owned by the undersigned at the Annual Meeting of Shareholders of Warwick Valley Telephone Company to be held at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania 19102 on April 25, 2012 at 2:00 p.m., local time, and at any adjournments thereof. THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS SPECIFIED BY YOU AND REVOKES ANY PRIOR PROXY GIVEN BY YOU.

If no direction is given, this proxy will be voted: FOR the proposal to fix the number of directors at seven until the next annual meeting of shareholders; FOR the election of the nominees for director listed on the reverse side; FOR approval of the compensation of our named executive officers; and FOR ratification of the selection of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2012. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

YOU ACKNOWLEDGE RECEIPT WITH THIS PROXY OF A COPY OF THE NOTICE OF THE ANNUAL MEETING AND PROXY STATEMENT DATED MARCH 23, 2012, DESCRIBING MORE FULLY THE PROPOSALS LISTED IN THIS PROXY.

(continued and to be signed on reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

WARWICK VALLEY TELEPHONE COMPANY

April 25, 2012

Please date, sign and mail this 401(k) Account Voting Instruction Card in the envelope provided as soon as possible.

Please sign, date and return promptly in the enclosed envelope. Please mark your vote in blue or black ink as shown here. ☒

2. To elect seven directors.

NOMINEES:
O Jeffrey D. Alario
O Duane W. Albro
O Douglas B. Benedict
O Kelly C. Bloss
O David J. Cuthbert
O Robert J. DeValentino
O Douglas J. Mello

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (see INSTRUCTION below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold.

Signature ____________________   Date ____________

WARWICK VALLEY TELEPHONE COMPANY
47 MAIN STREET, WARWICK, NY 10990

THIS VOTING INSTRUCTION IS SOLICITED BY THE TRUSTEE OF THE WARWICK VALLEY TELEPHONE COMPANY 401(k) PLAN.

The undersigned hereby provides the voting instructions hereinafter specified to the Trustee of the Warwick Valley Telephone Company 401(k) Plan (the "Plan"), which instructions will be taken into account in directing the Trustee of the Plan to vote the shares of common stock, par value $0.01, of WARWICK VALLEY TELEPHONE COMPANY held by the Trustee of the Plan, in its capacity as Trustee, as of March 12, 2012 at the Annual Meeting of Shareholders of Warwick Valley Telephone Company to be held at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania 19102, on April 25, 2012 at 2:00 p.m., local time, and at any adjournments thereof.

This 401(k) account voting instruction card, when properly executed and delivered, will direct the Trustee of the Plan to vote the shares allocated to the undersigned's 401(k) plan account as indicated herein. This voting instruction card revokes any prior 401(k) account voting instruction card given by the undersigned. **If no direction is given, this 401(k) account voting instruction card will be voted by the Trustee of the Plan proportionally based upon the votes cast by other plan account holders whose accounts hold shares of common stock.** The undersigned acknowledges receipt with this 401(k) account voting instruction card of a copy of the notice of the annual meeting and proxy statement dated March 23, 2012, describing more fully the proposals listed in this voting instruction card.